UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Parsley Energy, Inc.

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PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000 Austin, Texas 78701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Parsley Energy, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Parsley Energy, Inc. (the “Company”) will be held at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701, on June 2, 2017, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect to the Company’s Board of Directors the two Class III directors set forth in this Proxy Statement, each of whom will hold office until the 2020 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

3. To approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2016.

4. To adopt an amendment to the Company’s Amended and Restated Bylaws to implement a majority voting standard in uncontested director elections.

5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Each outstanding share of the Company’s common stock (NYSE: PE) entitles the holder of record at the close of business on April 6, 2017, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors,

Bryan Sheffield
Chief Executive Officer and Chairman of the Board

Austin, Texas

April 18, 2017

i

PARSLEY ENERGY, INC.

303 Colorado Street, Suite 3000

Austin, Texas 78701

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board of Directors” or the “Board”) of Parsley Energy, Inc. (the “Company”) requests your proxy for the 2017 Annual Meeting of Stockholders that will be held on June 2, 2017, at 8:00 a.m. Central Time, at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701 (the “Annual Meeting”). By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The Board has made this proxy statement (the “Proxy Statement”) and the accompanying Notice of Annual Meeting of Stockholders available on the Internet at www.proxyvote.com. The approximate date on which this Proxy Statement, accompanying Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card, and the Company’s 2016 Annual Report to Stockholders are first being made available to stockholders at www.proxyvote.com is April  18, 2017.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following four proposals:

•	Proposal ONE: To elect to the Board the two Class III directors set forth in this Proxy Statement, each of whom will hold office until the 2020 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

•	Proposal TWO: To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

•	Proposal THREE: To approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation, as disclosed in this Proxy Statement, for the fiscal year ended December 31, 2016.

•	Proposal FOUR: To adopt an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”) to implement a majority voting standard in uncontested director elections.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR the election to the Board of each of the director nominees (Proposal ONE); FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal TWO); FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2016 (Proposal THREE); and FOR the adoption of an amendment to the Company’s Bylaws to implement a majority voting standard in uncontested director elections (Proposal FOUR).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 2, 2017

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. The approximate date on which this Proxy Statement, accompanying Notice of 2017 Annual Meeting of Stockholders and proxy card, and the Company’s 2016 Annual Report to Stockholders are first being made available to stockholders at www.proxyvote.com is April 18, 2017. The Notice will be sent to all of our stockholders as of the close of business on April 6, 2017 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

Voting at the Annual Meeting

The Company’s Class A common stock (including restricted shares of Class A common stock), par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote at the Annual Meeting.

If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. Broadridge Financial Solutions (“Broadridge”) is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card or by submitting your vote by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Parsley Energy, Inc., Attn: General Counsel, 303 Colorado Street, Suite 3000, Austin, Texas 78701, (2) duly executing a proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours for a period of ten days before the Annual Meeting at our offices located at 303 Colorado Street, Suite 3000, Austin, Texas 78701. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 246,486,859 shares of Class A Common Stock and 28,008,573 shares of Class B Common Stock outstanding, held by 31 and ten stockholders of record, respectively. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and broker non-votes will be considered to be shares present at the meeting for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on the ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors.

Required Votes

Election of Directors. Each director will be elected by the affirmative vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Ratification of our Independent Public Accounting Firm. Approval of the proposal to ratify the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Approval of Named Executive Officer Compensation. Approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2016 requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal. This advisory vote on executive compensation is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

Adoption of Amendment to the Bylaws. Adoption of an amendment to the Company’s Bylaws requires the affirmative vote of the holders of at least 66 2/3% of the shares of Common Stock entitled to vote in the election of directors. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone, or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

Default Voting

A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR the election to the Board of each of the director nominees listed in Proposal ONE, FOR Proposal TWO, FOR Proposal THREE and FOR Proposal FOUR.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

We are a holding company that was incorporated as a Delaware corporation on December 11, 2013, for the purpose of facilitating an initial public offering (“IPO”) of common equity and to become the sole managing member of Parsley Energy, LLC, which we refer to as “Parsley LLC.” Our principal asset is a controlling equity interest in Parsley LLC. On May 22, 2014, a registration statement filed on Form S-1 with the SEC relating to shares of our Class A Common Stock, was declared effective. The IPO closed on May 29, 2014. Prior to the IPO, we had not engaged in any business or other activities except in connection with our formation and the IPO. In this Proxy Statement, the terms “the Company,” “we,” “us,” “our” and similar terms when used in the present tense, prospectively or for historical periods since May 22, 2014, refer to Parsley Energy, Inc. and its subsidiaries, and for historical periods prior to May 22, 2014, refer to Parsley Energy, LLC and its subsidiaries, unless the context indicates otherwise.

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as Class III directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at the 2020 Annual Meeting of the Stockholders, and until either they are re-elected or their successors are elected and qualified or until their earlier death, resignation or removal:

Bryan Sheffield

A.R. Alameddine

Mr. Sheffield and Mr. Alameddine are currently serving as directors of the Company. If Mr. Sheffield and Mr. Alameddine are elected to the Board of Directors, the size of the Board will remain at seven members. Biographical information for each director nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that its director nominees will be unable or unwilling to serve if elected. If a director nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Vote Required

The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast on the election of directors. Neither abstentions nor broker non-votes will have any effect on the outcome of the election of directors.

Recommendation

The Board unanimously recommends that stockholders vote FOR the election to the Board of each of the director nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect to the Board of Directors the director nominees set forth in “Proposal ONE: Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Bryan Sheffield	39	Chief Executive Officer and Chairman of the Board
Matthew Gallagher	34	President and Chief Operating Officer
Ryan Dalton	37	Executive Vice President—Chief Financial Officer
Colin Roberts	38	Executive Vice President—General Counsel
Mike Hinson	48	Senior Vice President—Corporate Development
A.R. Alameddine(2)(3)	69	Director
Ronald Brokmeyer(1)(2)	54	Director
William Browning(1)(3)	63	Director
Dr. Hemang Desai(1)(2)	51	Director
David H. Smith(3)	47	Director
Jerry Windlinger(3)	65	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The Company’s Board of Directors currently consists of seven members, and if the stockholders elect Mr. Sheffield and Mr. Alameddine to the Board, the Board will continue to consist of seven members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Dr. Desai and Mr. Brokmeyer are designated as a Class I directors, and their terms of office expire in 2018. Messrs. Smith, Browning and Windlinger are designated as Class II directors, and their terms of office expire in 2019. Messrs. Sheffield and Alameddine are designated as Class III directors, and, assuming the stockholders elect them to the Board as set forth in “Proposal ONE: Election of Directors” above, their terms of office will expire in 2020.

Set forth below is biographical information about each of the Company’s executive officers, directors and director nominees.

Bryan Sheffield—Chief Executive Officer and Chairman of the Board. Bryan Sheffield has served as the Company’s Chief Executive Officer and Chairman of the Board since January 2017. Mr. Sheffield founded the Company as a two-person start-up in 2008 and has led the Company’s growth since that time, including, prior to January 2017, as President, Chief Executive Officer, and Chairman of the Board. He began his career trading options and interest rate futures in Chicago and Gibraltar, before spending 18 months with Pioneer Natural Resources (“Pioneer”), where he began his oil and gas career. Mr. Sheffield graduated from Southern Methodist University in 2001 with a Bachelor of Business Administration in Finance. We believe that Mr. Sheffield’s experience founding and leading the growth of the Company as our Chief Executive Officer qualifies him to serve on our Board of Directors.

Matthew Gallagher—President and Chief Operating Officer. Matthew Gallagher has served as the Company’s President and Chief Operating Officer since January 2017. Since joining the Company in 2010, Mr. Gallagher has overseen the Company’s engineering and geoscience functions in positions of increasing responsibility, including Vice President—Engineering and Geoscience from December 2013 to April 2014, and Vice President—Chief Operating Officer from May 2014 through January 2017. Prior to joining the Company,

Mr. Gallagher served as Investor Relations Supervisor for Pioneer from 2008 to 2010. From 2005 to 2008, Mr. Gallagher held a variety of engineering roles with Pioneer, including Gulf of Mexico Shelf Reservoir Engineer, Hugoton Reservoir Engineer and Spraberry Production and Operations Engineer. Mr. Gallagher has a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines and is a member of the Permian Basin Society of Petroleum Engineers and West Texas Geological Society.

Ryan Dalton—Executive Vice President—Chief Financial Officer. Ryan Dalton has served as the Company’s Executive Vice President—Chief Financial Officer since January 2017. Mr. Dalton has overseen the Company’s finance function since joining in January 2012, first as Finance Director and then as Vice President—Chief Financial Officer from December 2013 through January 2017. From 2009 to January 2012, Mr. Dalton worked in the restructuring and debt advisory practice of Rothschild, an investment bank and financial advisory firm. Prior to departing to pursue an M.B.A., Mr. Dalton worked as a management consultant at AlixPartners, LP for five years. Mr. Dalton holds a Bachelor in Business Administration in Finance from Southern Methodist University and a Masters in Business Administration from the Darden School of Business at the University of Virginia.

Colin Roberts—Executive Vice President—General Counsel. Colin Roberts has served as the Company’s Executive Vice President—General Counsel since January 2017, prior to which he served as the Company’s General Counsel from April 2013 to May 2014, and the Company’s Vice President—General Counsel from May 2014 through January 2017. Prior to joining the Company, Mr. Roberts practiced corporate law with Alston & Bird LLP from 2008 to March, 2013. Mr. Roberts earned a Bachelor in Business Administration in Finance and Real Estate Finance from Southern Methodist University and a J.D. from the University of Kentucky College of Law.

Mike Hinson—Senior Vice President—Corporate Development. Mike Hinson has served as the Company’s Senior Vice President—Corporate Development since January 2017. Mr. Hinson oversaw the Company’s land function from August 2009, when he joined the Company, until June 2016, first as Land Manager from August 2009 through December 2013, and then as Vice President—Land from December 2013 through June 2016. In July 2016, Mr. Hinson was appointed as the Company’s Vice President—Corporate Development, a position in which he served until January 2017, when he became the Company’s Senior Vice President—Corporate Development. Prior to joining the Company, Mr. Hinson worked in land management for Parker and Parsley Petroleum Company and Pioneer for 12 years. He has an Associate of Arts degree from Odessa College and a Bachelor of Science degree in Kinesiology from the University of Texas of the Permian Basin. He is a member of both the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen organization.

A.R. Alameddine—Director. A.R. Alameddine is the former Executive VP Worldwide Negotiation Execution and Implementation at Pioneer, a position he held from 2005 until his retirement in 2008. He has served on our Board of Directors since December 2013. Mr. Alameddine joined Pioneer in 1997 and previously held the positions of VP Domestic Business Development and later Executive VP of Worldwide Business Development. Before joining Pioneer, Mr. Alameddine spent 26 years with Mobil Exploration & Producing Company (“Mobil”) in various engineering and planning positions in the United States. In addition, he was a member of the Gas Venture Group in Stavanger Norway for three years marketing gas production from the Statfjord Field in the North Sea. Prior to his retirement from Mobil in 1997 he was the Acquisition, Trade and Sales Manager, a position he had held since 1990. Mr. Alameddine graduated from Louisiana State University in 1971 with a Bachelor degree of Science in Petroleum Engineering. We believe that Mr. Alameddine’s executive management experience in the oil and gas industry qualifies him for service on our Board of Directors.

Ronald Brokmeyer—Director. Ronald Brokmeyer is the former President and General Manager of the Permian Resources business unit of Occidental Petroleum Corp. (“Occidental”), a position he held from 2013 until his retirement in July 2014. He has served on our Board of Directors since March 2016. Mr. Brokmeyer joined Occidental in 2000 and held a number of engineering and managerial positions with the company, both domestically and internationally. Mr. Brokmeyer began his career at Amoco Corporation in 1985, where he worked in different engineering roles prior to joining Altura Energy from 1997 to 2000. Mr. Brokmeyer received a Bachelor of Science in Petroleum Engineering from Texas Tech University in 1984. We believe that Mr. Brokmeyer’s extensive management and technical experience in the oil and gas industry qualifies him for service on our Board of Directors.

William Browning—Director. William Browning has dedicated his time to serving on the boards of directors for various corporations and non-profit organizations since January 2012. He has served on our Board of Directors since August 2014. Prior to this, Mr. Browning was a senior client service partner at Ernst & Young LLP (“Ernst & Young”) from 1999 through 2012, the latter four years of which he also served as managing partner of Ernst & Young’s Los Angeles office. He began his professional career with Arthur Andersen & Co. in 1976, where he was admitted to the partnership in 1987 and named managing partner of the firm’s Oklahoma City office in 1994. During his public accounting career, Mr. Browning accumulated experience across a number of industries, including the entire energy value chain, and developed expertise in domestic banking and regulatory compliance. He serves on the boards of directors of Ares Commercial Real Estate Corporation, a real estate investment trust, and also serves on the board of directors of numerous privately held companies in the banking, aviation, and energy industries. He received a B.B.A. from the University of Oklahoma and is a certified public accountant in Oklahoma, California, and Texas. We believe that Mr. Browning’s extensive experience on boards of directors and knowledge on accounting and auditing matters qualify him for service on our Board of Directors.

Dr. Hemang Desai—Director. Hemang Desai, Ph.D., is the Accounting Department Chair and Robert B. Cullum Professor of Accounting at Southern Methodist University (“SMU”). He has served on our Board of Directors since July 2014. Dr. Desai joined SMU’s faculty in 1998 and has served as the Accounting Department Chair since 2010. His research on accounting and capital markets has been published in top academic journals and has been the subject of articles at publications such as the Wall Street Journal, Barron’s, the New York Times and CFO Magazine. Dr. Desai’s consulting clients have included McKinsey & Co., Entergy Corp, and Baker & McKenzie. He received a B.Sc. from St. Xavier’s College, Bombay, India in 1986, an M.B.A. from the University of New Orleans in 1990, and a Ph.D. in Business Administration from the Freeman School of Business at Tulane University in 1997. We believe that Dr. Desai’s experience and broad knowledge in matters of capital markets and accounting qualify him for service on our Board of Directors.

David H. Smith—Director. David H. Smith is the Vice-President of Davis, Gerald & Cremer, P.C. (“DGC”), a boutique oil and gas law firm, where he has practiced law since 1999 and currently heads DGC’s business organizations and transactions practice. He has served on our Board of Directors since December 2013. Prior to joining DGC, Mr. Smith practiced with Thompson & Knight in Dallas, Texas, from 1995 to 1999. Mr. Smith is a member of the advisory board of the Institute for Energy Law and a member of the Republican Jewish Coalition. Mr. Smith is a magna cum laude graduate of the University of Houston Law Center, where he served as an Editor of the Law Review and was a member of the Order of the Coif, Order of the Barons and Phi Delta Phi. He attended Harvard University and Boston University, earning his undergraduate degree in Economics and Business Administration from Boston University in 1992. We believe that Mr. Smith’s experience representing oil and gas companies on complex business transactions qualifies him for service on our Board of Directors.

Jerry Windlinger—Director. Jerry Windlinger joined our Board of Directors in December 2016, and is the former Vice President of Corporate Development of Anadarko Petroleum Corporation, a position he held from March 2014 until his retirement in December 2016, during which time he was responsible for overseeing the company’s global acquisitions, divestitures, and business development activities. Mr. Windlinger joined Anadarko in 1978 and served in a variety of technical and managerial positions in reservoir engineering, exploration, development, and acquisitions. Over the course of his 41 years in the energy industry, Mr. Windlinger’s experience spanned U.S. onshore, U.S. offshore, Alaskan, Canadian, and international assets. Mr. Windlinger earned both a Bachelor of Science and a Master of Science in Petroleum Engineering from the

University of Texas. He is a member of the Society of Petroleum Engineers and a registered Professional Engineer in the state of Texas. We believe that Mr. Windlinger’s long spanning experience in the oil and gas industry qualifies him for service on our Board of Directors.

Senior Officer and Co-Founder

Set forth below is biographical information about Paul Treadwell, the Company’s Senior Vice President—Operations, who was our second employee and helped found the Company in 2008.

Paul Treadwell—Senior Vice President—Operations. Paul has served as the Company’s Senior Vice President—Operations since January 2017. Mr. Treadwell helped co-found the Company with Mr. Sheffield in 2008. Since that time, he has overseen our operations activities in positions of increasing responsibility, including as Vice President—Operations from December 2013 to January 2017. Prior to joining the Company, Mr. Treadwell spent 17 years with Parker and Parsley Petroleum Company and Pioneer in a variety of operations and management roles. Mr. Treadwell has over 30 years of experience in oil and gas operations. He has an Associate in Applied Science degree from Western Texas College and is a member of the Society of Petroleum Engineers.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors held five meetings during 2016, including one special meeting, and its independent directors met in executive session four times during 2016. During 2016, each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served (in each case, which were held during the period for which such incumbent director was a director).

Executive Sessions. The Board of Directors holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The Lead Director, Mr. Alameddine, presides at these meetings and provides the Board of Directors’ guidance and feedback to our management team.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Board of Directors and each committee of the Board of Directors expects to meet a minimum of four times per calendar year in 2017 and future years.

Audit Committee. The members of the Audit Committee are Messrs. Browning and Brokmeyer and Dr. Desai. The Audit Committee held four meetings during 2016. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com, include, among other duties, the responsibility to:

•	review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

•	review and discuss with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement;

•	produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K included in this Proxy Statement;

•	otherwise discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors; and

•	perform such other functions as the Board may assign to the Compensation Committee from time to time.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill its purposes. The Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors and such other persons as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee will consult with the Company’s Chief Executive Officer when evaluating the performance of, and setting the compensation for, the Company’s executive officers other than the Chief Executive Officer.

The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities.

The members of the Compensation Committee are Messrs. Alameddine and Brokmeyer and Dr. Desai. The Compensation Committee held five meetings during 2016.

Nominating and Governance Committee. The Nominating and Governance Committee advises the Board, makes recommendations regarding appropriate corporate governance practices, and assists the Board in implementing those practices. The Nominating and Governance Committee further assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and by recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” and “Stockholder Proposals; Identification of Director Candidates” sections included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.parsleyenergy.com.

The members of the Nominating and Governance Committee are Messrs. Smith, Alameddine, Browning, and Windlinger. The Nominating and Governance Committee held four meetings during 2016.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee of the Board of Directors:

A.R. Alameddine, Chairman

Dr. Hemang Desai, Member

Ronald Brokmeyer, Member

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our rationale and policies with regard to the compensation of the executive officers who are our “Named Executive Officers” for 2016. Our Named Executive Officers include our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer. Our Named Executive Officers for 2016 include:

Name	Title
Bryan Sheffield	Chief Executive Officer and Chairman of the Board(1)
Ryan Dalton	Executive Vice President—Chief Financial Officer(2)
Matthew Gallagher	President and Chief Operating Officer(1)
Colin Roberts	Executive Vice President—General Counsel(3)
Mike Hinson	Senior Vice President—Corporate Development(4)

(1)	Mr. Gallagher was promoted from Vice President—Chief Operating Officer to President and Chief Operating Officer, effective January 5, 2017. Following this appointment, Mr. Sheffield who previously served as President, Chief Executive Officer and Chairman of the Board, continues to serve as Chief Executive Officer and Chairman of the Board.
(2)	Mr. Dalton was promoted from Vice President—Chief Financial Officer to Executive Vice President—Chief Financial Officer, effective January 5, 2017.
(3)	Mr. Roberts was promoted from Vice President—General Counsel to Executive Vice President—General Counsel, effective January 5, 2017.
(4)	Mr. Hinson was promoted from Vice President—Land to Vice President—Corporate Development, effective July 1, 2016, and to Senior Vice President—Corporate Development, effective January 5, 2017.

This Compensation Discussion and Analysis is intended to provide context for the tabular disclosure provided in the executive compensation tables below and to provide investors with the material information necessary to an understanding of our compensation policies and decisions.

EXECUTIVE SUMMARY

We are an independent oil and natural gas company operating in the Permian Basin, where we develop unconventional oil and natural gas reserves. As we efficiently and responsibly grow reserves, production, and cash flow by developing our liquids rich resource base, we seek to create value for stockholders, employees, energy consumers, and the communities in which we work. With these goals in mind, our executive compensation program is designed to attract, retain, motivate, and appropriately reward talented and experienced executives while ensuring that the interests of the Named Executive Officers are aligned with the interests of our stockholders.

2016 Company Performance

Despite a challenging commodity price backdrop during much of the year, we accomplished a number of significant achievements in 2016, including the following:

•	We increased full-year 2016 production by 74% over full-year 2015 production, with oil volumes increasing 95% year-over-year.

•	We posted strong reserve growth in 2016, increasing proved reserves by approximately 80% year-over-year, despite writing off all remaining reserves associated with vertical drilling activity.

•	Alongside substantial production and reserve growth, we maintained our strong financial position over the course of 2016, exiting the year with approximately $733 million of liquidity.

•	We reduced average drilling and completion costs per net horizontal well by 36% year-over-year, despite higher average lateral lengths.

•	We added approximately 980 net horizontal drilling locations through strategic acquisitions and acreage trades in our core development areas in the Midland and Delaware basins. These transactions increased our horizontal inventory by over 40%. We also added 450 net drilling locations organically by successfully delineating a second landing zone in the Wolfcamp B formation in the Midland Basin.

•	In addition to meaningful leasehold acquisitions, we announced the acquisition of mineral rights under approximately 30,000 acres in the Southern Delaware Basin, increasing average net revenue interest by 17.5% to 92.5% on the affected acreage.

•	We reduced per unit lease operating expenses by 46% year-over-year to $4.23 per Boe.

We believe that these operational and financial achievements contributed to the strong performance of our stock in 2016. Our stock outperformed the Dow Jones U.S. Select Oil Exploration & Production Index by more than 130% in 2016. Parsley’s stock appreciated by 83% during the year.

2016 Stock Performance

The Dow Jones U.S. Select Oil Exploration & Production Index (“DJSOEPT”) is comprised of 53 companies meeting market capitalization requirements, and is intended to measure the stock performance of U.S. companies in the oil exploration and production sector. Source: Dow Jones.

NEO Pay at a Glance

To ensure that the interests of the Named Executive Officers are aligned with stockholders, our Compensation Committee has designed our executive compensation program to include a substantial amount of pay that is at-risk. At-risk pay may be performance-based, equity-based, or both. The first chart below shows that 79% of our Chief Executive Officer’s 2016 target compensation is comprised of at-risk pay, while his guaranteed base salary comprises 21% of his target annual compensation. Similarly, the second chart below shows that, on average, 74% of our Named Executive Officers’ (excluding our Chief Executive Officer) 2016 target compensation is comprised of at-risk pay, while their average guaranteed base salary comprises 26% of their average target annual compensation.

Say-on-Pay and Say-on-Frequency

As of December 31, 2015, the Company no longer qualified as an emerging growth company (as such term is defined in the Jumpstart Our Business Startups Act, also known as the JOBS Act). As such, in 2016, we offered stockholders the opportunity to vote, on a non-binding advisory basis, to approve our executive compensation programs, colloquially known as “Say-on-Pay,” as well as the frequency of such Say-on-Pay votes, or “Say-on-Frequency.”

Last year, our stockholders overwhelmingly approved, on an advisory basis, the compensation programs for our Named Executive Officers. Advisory votes in favor of these programs were cast by over 97% of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders. Our stockholders also voted in favor of advisory Say-on-Pay votes on an annual basis, which was the frequency recommended by our Board because it would provide our stockholders with the opportunity to provide real-time feedback regarding our programs and policies. The Board and our Compensation Committee took the results of these votes into account when evaluating the compensation programs for our Named Executive Officers in 2016 and when determining the frequency with which we will provide our stockholders an opportunity to cast a Say-on-Pay vote. Based in part on the level of support from our stockholders, our Compensation Committee elected not to make any material changes to the compensation programs for our Named Executive Officers during 2016 and to provide our stockholders with an annual opportunity to cast an advisory vote on the compensation programs for our Named Executive Officers. We look forward to receiving annual feedback from our stockholders regarding the Company’s executive pay practices as we value our stockholders evaluation of our executive compensation programs and policies. As discussed in more detail in Proposal THREE below, the Board has recommended that stockholders vote, on a non-binding advisory basis, to approve our 2016 executive compensation programs as described below.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation policies are designed to align management and stockholder interests and create value for investors while attracting and retaining talented executives with the skills and expertise to help us achieve our financial and operational goals. We have a strong interest in the retention of our current Named Executive Officers, as we believe that their unique capabilities and experience enable us to achieve our corporate objectives and create value for stockholders. We aim to provide effective retention mechanisms while preventing excessive payments or improper incentives. We strive to maintain competitive pay practices within our industry while ensuring that our stockholders receive maximum returns and security for their investment. We accomplish this through linking our executive compensation to several measures of the Company’s short-term and long-term performance. A majority of our compensation program is comprised of pay that is at-risk.

Our Compensation Committee regularly reviews best compensation and governance practices to ensure that our executive compensation program is designed such that it is consistent with those practices while striving to achieve the compensation objectives described above. The following chart provides a brief summary of some of our compensation practices.

What we do:		What we don’t do:

✓	Pay for performance and pay for sustained performance over multi-year performance periods	×	No single-trigger change of control vesting for time-based awards

✓	Establish challenging performance metrics	×	No gross-ups for severance or change of control payments

✓	Substantial portion of pay at-risk	×	No guaranteed bonuses

✓	Equity awards subject to extended vesting periods	×	No payment of current dividends on unvested restricted stock units

✓	Policy prohibiting hedging transactions	×	No excessive perquisites

✓	Policy prohibiting pledging transactions subject to limited exceptions with Audit Committee approval

✓	Independent Compensation Consultant

✓	Evaluate officer compensation levels against a peer group of similarly-sized E&P companies

✓	Stock ownership guidelines for non-employee directors and executives

✓	Performance-based awards that vest on change of control vest based on actual performance

HOW WE MAKE COMPENSATION DECISIONS

Role of the Compensation Committee

The Compensation Committee has the responsibility to review and approve the compensation policies, programs, and plans for the Company’s officers and directors, including administering the Parsley Energy, Inc. Long-Term Incentive Plan (the “LTIP”). The Compensation Committee is also responsible for reviewing our Compensation Discussion and Analysis and producing the Compensation Committee Report with respect to our executive compensation disclosures. Finally, the Compensation Committee establishes our compensation objectives in order to maintain a competitive and effective compensation program. The Compensation Committee, in overseeing the compensation of our directors and officers, employs several analytic tools and considers information from multiple resources. Subject in certain circumstances to Board approval, the Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Compensation Committee is under no obligation to utilize the input of other parties. For more detailed information regarding the Compensation Committee, please refer to the Compensation Committee Charter, which is posted on the Corporate Governance page of the investor relations section of the Company’s website at www.parsleyenergy.com.

Role of Compensation Consultant in Compensation Decisions

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”), as the committee’s independent compensation consultant. Meridian provides advice to and works with the

Compensation Committee in designing and implementing the structure and mechanics of the Company’s executive compensation regime as well as other matters related to officer and director compensation. For example, Meridian worked with the Compensation Committee to design the performance-based annual incentive program and long-term equity incentive program implemented in 2015. In addition, Meridian provides the Compensation Committee with external context such as relevant market and peer-company data, trends in executive compensation, and developments in executive compensation practices. This information assists the Compensation Committee in making executive and director compensation decisions based on market pay levels and best practices.

The Compensation Committee made the decision to retain Meridian, and Meridian reports directly and exclusively to the Compensation Committee. Meridian does not have authority to make compensation-related decisions for the Compensation Committee or otherwise with respect to the Company, and the Compensation Committee is not required to utilize any of the information or advice provided by Meridian. In addition, other than its services performed for the Compensation Committee, Meridian does not provide additional services to management, the Company or its affiliates. The Compensation Committee has the discretion to allow Meridian to work with management in preparing or reviewing materials for the Compensation Committee’s consideration. During 2016, and after taking into consideration the factors listed in Section 303A.05(c)(iv) of the New York Stock Exchange (“NYSE”) Listed Company Manual, the Compensation Committee concluded that neither it nor the Company has any conflicts of interest with Meridian, and that Meridian is independent from management. Other than Meridian, no other compensation consultants provided services to the Compensation Committee during 2016.

Role of Executive Officers in Compensation Decisions

After reviewing the information and advice provided by Meridian, our corporate goals, historic and projected performance, the current economic environment, and any other relevant factors, the Compensation Committee determines the compensation for our Chief Executive Officer. In making compensation determinations with respect to the other Named Executive Officers, the Compensation Committee may consider recommendations from our Chief Executive Officer but retains sole discretion over final compensation determinations. Additionally, the Compensation Committee requests that the Named Executive Officers provide recommendations on the appropriate goals when establishing the qualitative and quantitative performance metrics for the short-term cash incentive program. The Compensation Committee may disregard any such suggestions or observations made by our executive officers. In addition, the Compensation Committee may invite any Named Executive Officer to attend Compensation Committee meetings to report on the Company’s progress with respect to the annual quantitative and qualitative performance metrics, but such officer is excluded from any decisions involving his individual compensation.

Determining Compensation Levels

As discussed above, the Compensation Committee has the overall responsibility for establishing the elements, terms and target value of compensation delivered to our Named Executive Officers. The Compensation Committee strives to develop competitive, but not excessive, compensation programs for our employees and our Named Executive Officers in order to recruit and retain the best possible talent in our industry. An important element of the Compensation Committee’s decision making is compensation data produced by our independent compensation consultant, including direct data from our peer group, other industry compensation surveys, and proprietary data developed by Meridian. Using this data, the Compensation Committee will evaluate each Named Executive Officer’s individual performance, the Company’s overall performance, and market data to reach compensation decisions for individual officers.

Peer Group

Our Compensation Committee, with input from Meridian, chose our peer group after reviewing the relative size, market capitalization, revenues, enterprise value, business structure, mix of oil and gas production, and historical performance of a number of similar companies in the upstream exploration and production business. The Compensation Committee also considered to what extent we directly compete with the peer companies in making its determination (e.g., whether we operate in the same geographic location). The Compensation Committee, with input from Meridian, determined that the peer group for 2016 should be updated in order to better reflect our current market position (e.g., market capitalization, revenues, enterprise value, etc.) and the expectation of continued consolidation and volatility in the energy industry. After taking all of these considerations into account, the Compensation Committee determined that the companies included in the table below reflect an appropriate peer group for 2016:

• Cabot Oil & Gas Corp. • Carrizo Oil & Gas Inc. • Cimarex Energy Co. • Diamondback Energy Inc. • Energen Corp.	• Gulfport Energy Corp. • Laredo Petroleum Inc. • Matador Resources Co. • Memorial Resource Development Corp.* • Newfield Exploration Co.	• Oasis Petroleum Inc. • PDC Energy Inc. • QEP Resources Inc. • Rice Energy Inc. • RSP Permian Inc.

*	During 2016, Memorial Resource Development Corp. was acquired, and WPX Energy Inc. was added to the peer group as a replacement.

Compensation and total stockholder return data from the above peer group was used by our Compensation Committee when making decisions regarding the compensation paid to our Named Executive Officers and, as described in “2016 Restricted Stock Unit Awards under the LTIP” below, also used for the relative total stockholder return comparison for the performance-based restricted stock units awarded to our Named Executive Officers in February 2016 for the three-year performance period covering January 1, 2016 through December 31, 2018. As described in “2016 Restricted Stock Unit Awards under the LTIP” below, at the end of the performance period, the Compensation Committee will certify the total stockholder return for our stock in comparison to our peer group, which will determine the payout level for the performance-based restricted stock units granted to our Named Executive Officers in 2016.

ELEMENTS OF COMPENSATION

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation each year for performing specific job duties and functions. Base salary is an integral component of our compensation and a crucial aspect of retaining top executive talent. The Compensation Committee works together with our Chief Executive Officer to determine the amount, if any, of modifications to the base salary levels for each of our Named Executive Officers, except for Mr. Sheffield’s base salary, which is set directly by the Compensation Committee alone. Adjustments to the base salary rates for the Named Executive Officers are made upon consideration of factors that our Compensation Committee deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s experience, (c) the executive’s job performance, and (d) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on data provided by Meridian, publicly available information, and the experience of the members of our Compensation Committee. Specifically, in 2016 the Compensation Committee increased the base salaries for our Named Executive Officers to ensure that their base salaries were competitive with the base salaries of similarly situated executives of our peer companies and to reflect each executive’s increase in responsibility as a result of our growth in size and expanded operations. The 2016 base salary increases were effective as of July, 2016.

Name	2015 Base Salary	2016 Base Salary
Bryan Sheffield	$640,000	$710,000
Ryan Dalton	$385,000	$420,000
Matthew Gallagher	$400,000	$460,000
Colin Roberts	$330,000	$360,000
Mike Hinson	$316,000	$336,000

The total base salary paid to each of our Named Executive Officers for services provided during 2016 is reported below in the “Salary” column of our Summary Compensation Table.

Annual Incentive Bonus—2016 Short-Term Cash Incentive Program

Our cash incentive program was implemented in order to provide pre-established objective performance criteria that could be communicated to our Named Executive Officers early in the performance period in order to motivate them to achieve specific short-term financial and operational goals. The 2016 short-term cash incentive program also provides for an established payout structure, with payout percentages that are calculated based upon the Company’s actual performance against equally weighted quantitative and qualitative performance goals. No payout percentage is earned for a quantitative metric if the actual performance for that metric is below the threshold level, and the overall payout amount for each Named Executive Officer participant in the 2016 short-term cash incentive program is capped at 200% of that individual’s target bonus (regardless of any individual performance adjustment).

The quantitative metrics allow the executives to strive towards very specific numerical performance goals, while the qualitative factors allow the Compensation Committee to evaluate more holistic company goals. Furthermore, the 2016 short-term cash incentive program still allows the Compensation Committee the flexibility to adjust the award if necessary based on individual performance and any relevant market adjustments.

The quantitative performance metrics utilized in 2016, which in the aggregate were weighted 50% of the total annual incentive opportunity, included production volume, measured in million barrels of oil equivalent (“MMBoe”), lease operating expense (“LOE”), and finding and development cost for proved developed producing reserves (“PDP F&D”). Production volume represents the quantity of oil, gas, and natural gas liquids produced. LOE includes all direct and allocated indirect costs of lifting hydrocarbons from a producing formation to the surface constituting part of the current operating expenses of a working interest, including labor, superintendence, supplies, repairs, maintenance, allocated overhead charges, workover, insurance and other expenses incidental to production, but excludes lease acquisition and drilling and completion expenses. PDP F&D is calculated by dividing annual development capital expenditures by year-over-year proved developed producing and proved developed non-producing reserve additions, which includes reclassifications and technical and pricing revisions, but excludes acquisitions and divestitures. LOE and PDP F&D are both measured on a unit basis (i.e., barrel of oil equivalent (“Boe”)) and are designed to incentivize expense reductions and improved operational efficiencies. The qualitative metrics that the Compensation Committee may consider include, but are not limited to, safety/environmental, general and administrative expense management (“G&A Expense”), achievement of strategic initiatives, and talent development. The qualitative metrics utilized in 2016, in the aggregate, were weighted 50% of the total annual incentive opportunity. The chart below summarizes the metrics and performance levels established by the Compensation Committee for 2016.

	WEIGHTING	THRESHOLD PERFORMANCE LEVEL	TARGET PERFORMANCE LEVEL	MAXIMUM PERFORMANCE LEVEL
Quantitative Metrics	50%
• Production	16.6%	11.0 MMBoe (~30.0 MBoe/d) Payout %: 8.3%	11.5 MMBoe (~31.5 MBoe/d) Payout %: 16.6%	12.1 MMBoe (~33.0 MBoe/d) Payout %: 33.3%
• LOE	16.6%	$6.50/Boe Payout %: 8.3%	$6.00/Boe Payout %: 16.6%	$5.50/Boe Payout %: 33.3%
• PDP F&D	16.6%	$16.50/Boe Payout %: 8.3%	$15.00/Boe Payout %: 16.6%	$13.50/Boe Payout %: 33.3%
Qualitative Factors	50%
• Safety/environmental • G&A Expense • Strategic initiatives • Talent development	The payout percentage for qualitative metrics will be determined by the Compensation Committee in its sole and absolute discretion after considering our qualitative performance in any areas it deems relevant, which may include, but are not limited to, the qualitative factors listed here.

After the level of performance is determined by the Compensation Committee, the payout percentage for each individual metric is added together to calculate the total payout percentage for each Named Executive Officer. The Compensation Committee may then adjust the total payout percentage for each participant either up or down by no more than 25% to take into account individual performance. The final payout percentage is then multiplied by the participant’s target bonus opportunity. In light of the depressed commodities market at the time the metrics were established in February 2016, the Compensation Committee determined that the target bonus opportunity for each of our Named Executive Officers under the 2016 short-term cash incentive program should be reduced to 60% of each officer’s base salary in effect at the 2016 fiscal year-end (down from 100% of base salary in 2015).

Base Salary at Fiscal Year End	X	NEO Target Bonus (% of base salary)	X	Payout Percentage (%)	+/-	Individual Performance Adjustments (if any)	=	Actual Bonus Earned

In 2016, while the Compensation Committee intended to administer the program as described above, in order to retain flexibility in the current volatile commodities market, the Compensation Committee reserved the right to increase or decrease final awards or terminate the 2016 short-term cash incentive program entirely at any time prior to settlement of the awards.

In February 2017, the Compensation Committee met to determine the payout percentage for each metric based on the actual level of performance achieved for each of the qualitative and quantitative performance factors. The Compensation Committee reviewed and discussed the data regarding the Company’s performance as compared to the targets for each quantitative performance metric established for the 2016 fiscal year. The Compensation Committee did not exercise its discretion to adjust the total payout percentage based on individual performance, modify the final awards in any other way, or to terminate the program during 2016.

The Compensation Committee calculated the payout percentage for the quantitative metrics of 100% by applying the actual results for each quantitative metric for the 2016 fiscal year to the targets approved by the Compensation Committee at its February 2016 meeting. The Company exceeded the maximum performance level for each of the production, LOE, and PDP F&D metrics, resulting in a payout percentage of 33.3% for each metric.

With respect to the qualitative metrics, the Compensation Committee considered a variety of qualitative factors in determining a payout percentage of 75%. The Compensation Committee acknowledged the Company’s successes in achieving certain strategic initiatives during 2016, including peer-leading debt-adjusted growth, expansion of the Company’s acreage footprint to increase operational capacity and growth potential, an increase in expected high-return drilling locations, improvements in cost performance, and superior performance of the Company’s stock, representing value creation for stockholders. The Compensation Committee also considered the Company’s progress on G&A Expense, including a reduction in cash-based general and administrative expenses on a unit basis year-over-year from 2015 to 2016. In regards to talent development, the Compensation Committee recognized the Company’s progress in many areas, including increased educational opportunities and training, the establishment of an internal committee to scrutinize hiring and promotion activities, the implementation of human resources software to streamline key processes, and high employee morale, as measured by employee surveys. Finally, as part of its evaluation of qualitative factors, the Compensation Committee considered the Company’s safety and environmental performance. Accomplishments in this area in 2016 included improved reporting capabilities, employee training initiatives, and limited reportable incidents and spills year-over-year despite a significant increase in activity and exposure hours.

The following chart shows the Compensation Committee’s determination with respect to the 2016 short-term cash incentive program performance measures:

Quantitative Metrics
Metric	Threshold	Target	Maximum	Actual Result	Payout Percentage(1)
Production/MMBoe	11.0 MMBoe	11.5 MMBoe	12.1 MMBoe	14 MMBoe	33.3%
LOE	$6.50/Boe	$6.00/Boe	$5.50/Boe	$4.23/Boe	33.3%
PDP F&D	$16.50/Boe	$15.00/Boe	$13.50/Boe	$7.95/Boe	33.3%
SUB-TOTAL					100%

Qualitative Factors
Factor	Actual Result
• Strategic initiatives • G&A expenses • Talent development • Safety/environmental

•     The Company achieved a number of strategic initiatives, including peer-leading debt-adjusted growth, an increase in its acreage footprint and high-return inventory, and strong stock performance.

•     The Company’s G&A Expense per Boe decreased year-over-year.

•     The Company fostered talent development through a variety of initiatives, including training and educational opportunities and streamlining recruiting, hiring, and promotion processes.

•     The Company advanced its safety and environmental reporting capabilities, training efforts, and maintained limited reportable incidents and spills year-over-year despite substantially increased development activity.

		75%
TOTAL 2016 PAYOUT PERCENTAGE		175%

(1)	No payout percentage is earned for a quantitative metric if the actual performance for the applicable metric is below the threshold level, and the overall payout percentages are capped at 200% of target payout.

The final payout percentage of 175%, as determined above, was then multiplied by the Named Executive Officer’s target bonus opportunity, which for 2016 was 60% of each Named Executive Officer’s base salary in effect as of December 31, 2016, in order to calculate the total bonus payable to each Named Executive Officer. For 2016, the target bonus opportunity was reduced to 60% from 100% of base salary in response to uncertainty caused by the depressed commodities market at the time the metrics were established in February 2016.

The bonus amounts paid to the Named Executive Officers for the 2016 fiscal year under the 2016 short-term cash incentive program are outlined in the chart below and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column:

Name	Base Salary as of 12/31/16 ($)		Target Bonus as % of Base Salary		Payout Percentage		Individual Performance Adjustments ($)		Actual 2016 Bonus Award ($)
Bryan Sheffield	$710,000	X	60%	X	175%	+	$0	=	$745,500
Ryan Dalton	$420,000	X	60%	X	175%	+	$0	=	$441,000
Matthew Gallagher	$460,000	X	60%	X	175%	+	$0	=	$483,000
Colin Roberts	$360,000	X	60%	X	175%	+	$0	=	$378,000
Mike Hinson	$336,000	X	60%	X	175%	+	$0	=	$352,800

2014 Long-Term Incentive Plan

In connection with the closing of our IPO, our Board of Directors adopted, and our stockholders approved, a Long-Term Incentive Plan, or “LTIP,” to attract, retain, and motivate employees, directors, and other service providers. Our Named Executive Officers are eligible to participate in the LTIP, which provides for the grant of cash and equity-based awards, including options to purchase shares of our Class A Common Stock, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), bonus stock, dividend equivalents, other stock-based awards, performance awards, and annual incentive awards. Since the adoption of our LTIP, we have awarded only restricted stock, RSUs, and short-term cash incentive bonuses pursuant to our LTIP.

2016 Restricted Stock Unit Awards under the LTIP

On February 18, 2016, the Compensation Committee granted RSUs to each of our Named Executive Officers. One-half of the RSUs granted were awards of Performance-Based Restricted Stock Units (“Performance RSUs”), and the other one-half of the awards granted were Time-Based Restricted Stock Units (“Time RSUs”). The awards will be settled in shares of our Class A Common Stock, and the RSUs accrue dividend equivalents that are settled in cash within 45 days of the settlement of the shares distributed pursuant to the award. The Compensation Committee determined to award a mix of Performance RSUs and Time RSUs due to the different incentives and characteristics of each type of award. Specifically, Performance RSUs are intended to ensure that a meaningful portion of our Named Executive Officers’ compensation is performance-based and variable based on the performance of our stock price relative to our peers, thus incentivizing our Named Executive Officers to achieve long-term company performance goals and aligning Named Executive Officer compensation with the value created for our stockholders. Time RSUs are intended to emphasize retention and stock ownership, serve as a more fixed and predictable compensation element, and to further align our Named Executive Officer’s compensation with the interests of our stockholders. In short, the combination of Performance RSUs and Time RSUs are intended to balance performance-based compensation with the need to retain critical talent.

All of the Time RSUs granted to the Named Executive Officers in February 2016 will vest, subject to continued employment with us and the terms of the restricted stock unit agreement and the LTIP, on February 18, 2019.

The performance metric used for the Performance RSUs granted in 2016 was relative total stockholder return, which measures the Company’s total stockholder return as compared to the total stockholder return of peer group companies over the performance period from January 1, 2016 through December 31, 2018. Total stockholder return is calculated as the change in stock price plus dividends paid over the performance period, assuming that the dividends were reinvested in the applicable company. The stock price at the beginning and end of the performance period is calculated using the relevant company’s 20 trading-day average closing stock price leading up to the first and last day of the performance period, respectively. The peer group of companies used to measure relative total stockholder return is as follows, which is the same peer group disclosed above in the section entitled “Determining Compensation Levels—Peer Group.”

• Cabot Oil & Gas Corp. • Carrizo Oil & Gas Inc. • Cimarex Energy Co. • Diamondback Energy Inc. • Energen Corp.	• Gulfport Energy Corp. • Laredo Petroleum Inc. • Matador Resources Co. • Memorial Resource Development Corp.* • Newfield Exploration Co.	• Oasis Petroleum Inc. • PDC Energy Inc. • QEP Resources Inc. • Rice Energy Inc. • RSP Permian Inc.

*	During 2016, Memorial Resource Development Corp. was acquired, and WPX Energy Inc. was added to the peer group as a replacement.

If during the performance period any member of the peer group is acquired, then it will be excluded from the peer group and a new company will be added to the peer group and used in lieu of the removed member when calculating relative total stockholder return for the entire Performance Period. The replacement member (or members) will be automatically selected from the following list in the order enumerated below:

1. WPX Energy Inc.* 2. Southwestern Energy Co. 3. Range Resources Corp. 4. Concho Resources Inc.	5. Whiting Petroleum Corp. 6. Murphy Oil Corp. 7. EP Energy Corp.

If during the performance period any member of the peer group ceases to exist by reason of bankruptcy or is delisted and ceases to be traded on a national securities exchange, then it will remain in the peer group and its performance will be utilized in the relative total stockholder return calculation, using a zero percent total stockholder return from the date of removal from the peer group through the end of the performance period.

The Compensation Committee determined that relative total stockholder return was an appropriate performance measure over this three-year performance period because it aligns the interests of our Named Executive Officers with those of stockholders. In addition, due to the sustained volatility in commodity prices, the Compensation Committee felt that the Performance RSUs should vest based on performance relative to peers in our industry.

At the end of the three-year performance period, the Performance RSUs will vest based on the Compensation Committee’s certification of the Company’s relative total stockholder return for the performance period. Following such certification of performance, the Performance RSUs will vest as follows:

Level	Performance (Percentile Rank vs. Peers)	Payout (% of Target)
< Threshold	< 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
≥ Maximum	≥ 75th Percentile	200%

The Performance RSUs will be forfeited entirely if the Company does not achieve at least the threshold level of relative total stockholder return performance. In addition, under no circumstances will the number of Class A Common Stock delivered upon settlement of the Performance RSUs equal more than 200% of the target number of Performance RSUs granted. Payout levels for performance between threshold, target, and maximum will be calculated using straight line interpolation.

Other Compensation Elements

Health, 401(k) and Life Insurance Plans—We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), whereby employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We provide a 200% match of salary deferrals up to 4% of eligible compensation for all employees. We may also make additional discretionary matching contributions, although no such contributions were made in 2016 or are currently being contemplated for 2017. We also pay all premiums for health insurance coverage and for life insurance coverage of $100,000 for each of our employees on a non-discriminatory basis.

Aircraft Usage—In 2013, we purchased a corporate aircraft to facilitate the most efficient business travel for certain employees, members of our Board of Directors, and business partners. Any permitted traveler utilizing corporate aircraft for personal use not associated with business travel must obtain advance approval from our Chief Executive Officer, enter into a time sharing agreement, and reimburse us for all applicable expenses allowable and in accordance with FAA regulations. Messrs. Dalton and Hinson have entered into such a time sharing agreement in accordance with FAA regulations, pursuant to which they reimburse us for all applicable expenses allowable. Pursuant to his employment agreement, our Chief Executive Officer is entitled to utilize the aircraft for reasonable personal use in North America at no cost to him for up to 30 hours per calendar year. The value of unreimbursed personal use of the aircraft by our Chief Executive Officer will also be treated as imputed income to him for tax purposes. Our Chief Executive Officer has also entered into a time sharing agreement in accordance with FAA regulations, pursuant to which he reimburses us for all applicable expenses allowable for flight hours exceeding the 30 hours provided for under his employment agreement. Additionally, dependents of our Named Executive Officers are permitted in limited circumstances to accompany our Named Executive Officers on business flights, provided such flight has the appropriate extra capacity for the dependent.

Pension and Nonqualified Deferred Compensation—We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of our Named Executive Officers. The Compensation Committee has determined that having employment agreements with these executive officers is in the best interests of the Company and its stockholders. Many of the companies with which we compete for executive talent provide similarly situated executives with employment agreements and, as such, the agreements are an important recruiting and retention tool. We believe that the current executive officers were integral to our historical success and are vital to the continuing performance of the Company. We believe that the terms of the employment agreements are fair to the Company and that the compensation under the employment agreements is competitive relative to our peer companies, while not being excessive.

During 2016, we amended the employment agreements with each of our Named Executive Officers. The agreements were amended, in material part, to (i) incorporate the vesting provisions included in the award agreements for outstanding equity awards held by the Named Executive Officers in the event of a termination by us without “Cause,” or due to death or “Disability,” (ii) specify that treatment of outstanding equity awards upon a termination by the Named Executive Officers for “Good Reason” will be the same as the treatment upon a termination without Cause, (iii) specify that, in the event of a termination of employment by reason of death or

Disability, the Named Executive Officers will receive a pro-rata portion of the annual bonus based on the actual achievement of the applicable performance conditions for the year, and (iv) clarify that, upon the occurrence of a “Change of Control,” outstanding performance-based equity awards will immediately vest based on the actual achievement of the applicable performance conditions through the date immediately prior to the Change of Control. These changes were made primarily to harmonize the terms of the employment agreements and the equity award agreements, to provide some limited additional protection in the event an executive is terminated by reason of death or Disability, and to clarify ambiguous terms.

In addition, the amendments reduce, from one year to six months, the duration of certain restrictive covenants applicable to the Named Executive Officers in the event of a termination by the Named Executive Officers for Good Reason. This change was made in order to treat the Named Executive Officers equally in the event of a termination by us without Cause and a termination by the Named Executive Officers for Good Reason.

“Cause,” “Disability,” “Good Reason” and “Change of Control” are defined below in the section entitled “Potential Payments Upon Termination or Change in Control.”

For a description of the terms of the employment agreements with each of our Named Executive Officers, please see the section below entitled “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Tables.” For a more complete description of our obligations under the employment agreements in the event of a termination of employment or change of control, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”

POST-EMPLOYMENT ARRANGEMENTS

As described elsewhere herein, all of the Named Executive Officers have employment agreements with us that provide for compensatory payments and benefits upon certain termination events, including a termination event in connection with a change of control. In addition, certain awards pursuant to our LTIP provide for termination and change of control payments. For a discussion regarding the mechanics and amounts of these payments, please see the “Potential Payments Upon Termination or Change in Control” discussion below. Except for our performance-based equity awards, which, pursuant to the amended employment agreements, vest based on the actual achievement of the applicable performance conditions through the date immediately prior to the change of control, we do not have any single-trigger arrangements (i.e., arrangements that provide for payments to executives solely upon a change of control). In exchange for the severance benefits afforded to our Named Executive Officers in their employment agreements, the Named Executive Officers are subject to certain ongoing obligations that accrue to the benefit of the Company, including certain confidentiality, non-competition, and non-solicitation obligations.

We provide these post-employment arrangements in order to retain our Named Executive Officers and to allow them to focus on enhancing the value of the Company without taking into account the personal impact of their business decisions. Our post-employment arrangements allow our Named Executive Officers to objectively manage the Company and provide a competitive benefit for attracting and retaining executives.

TAX AND ACCOUNTING CONSIDERATIONS

The Compensation Committee and the Company review and consider the tax, accounting, and securities law implications of our compensation programs.

Section 162(m)—Section 162(m) of the Code (“Section 162(m)”) prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers. There is an exception to this prohibition for performance-based awards (as that term is defined in the Code). We take the economic effects of Section 162(m) into consideration when determining the structure, implementation, and amount of awards paid to our executive officers, including the deductibility of our executive compensation programs. While awards granted under our LTIP, including our annual cash bonuses and equity awards, are currently not subject to Section 162(m), we reserve the right to pay non-deductible compensation to our executive officers. This may occur, for example, if the Compensation Committee determines that the payment of non-deductible compensation is necessary to attract, retain, and motivate executive officers.

Accounting for Executive Compensation—Currently, all equity-based compensation is accounted for under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). This rule requires us to estimate the expense of each equity award over the vesting period of the award and record it as such. We are also obligated to record cash-based awards as an expense at the time our payment obligation is accrued.

RISK ASSESSMENT AND MITIGATION

The Compensation Committee has reviewed our executive and non-executive compensation programs and believes that they do not encourage excessive or unnecessary risk-taking. We believe that any risk inherent in our compensation programs is unlikely to have a material adverse effect on us. In designing and implementing our award structure, we and the Compensation Committee worked closely with Meridian to mitigate any risks and to minimize the creation of imprudent incentives for our executives. We do not believe that our performance-based compensation encourages unnecessary risks because the executive pay mix is sufficiently diversified over several performance metrics as well as over short-term and long-term compensation.

Our compensation program structure and policy includes the following features to prevent and safeguard against excessive risk-taking:

✓	Payments under our short-term cash incentive program are based upon the Compensation Committee’s certification and review of a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator;

✓	Our long-term equity compensation rewards have performance or vesting periods of at least three years, which encourages executives to focus on sustaining the performance of the Company and its stock price;

✓	We pay compensation that is competitive with the market and our industry peers, while not being excessive;

✓	Our compensation mix is balanced among fixed and variable components, annual and long-term compensation, and cash and equity that reward performance in the Company’s and our executives’ long-term best interests;

✓	Our incentive compensation plans cap the maximum payout and implement design features that do not encourage excessive risk-taking;

✓	Our Compensation Committee has an appropriate level of discretion to reduce payments under the short-term cash incentive program;

✓	Our insider trading policy contains a general anti-hedging and, subject to limited exceptions with Audit Committee approval, anti-pledging policy for all insiders; and

✓	We do not have any agreements that provide for payments solely upon the occurrence of a change in control (except for performance-based equity awards, which vest based on the actual achievement of the applicable performance conditions through the date immediately prior to the change of control).

We believe that our executive compensation program provides our executive officers with appropriate rewards for sustained performance without giving unnecessary weight to any one factor or type of compensation, and avoids excessive risk. Our structure is designed to encourage continual superior performance. Based on the foregoing, the Compensation Committee has concluded that the risks arising from our compensation policies and programs is not reasonably likely to have a material adverse effect on us.

Recoupment of Compensation

Our LTIP and all of our Named Executive Officers’ employment agreements are subject to deductions and clawbacks that may be required to be made pursuant to any law, government regulation or stock exchange listing requirement or by any policy adopted by us. To date, the Board has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. The Sarbanes-Oxley Act of 2002 mandates that the Chief Executive Officer and Chief Financial Officer reimburse the Company for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. In addition, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the SEC to direct national securities exchanges to prohibit the listing of any security of an issuer that fails to develop and implement a clawback policy. The Compensation Committee is reviewing the SEC’s proposed rules on incentive compensation clawbacks pursuant to the Dodd-Frank Act and evaluating the practical, administrative and other implications of adopting, implementing and enforcing a clawback policy, and intends to implement a more specific clawback policy once the SEC’s rules are finalized.

Anti-Hedging and Anti-Pledging Policy

The Company maintains an insider trading policy that prohibits trading shares of our Common Stock when in possession of material non-public information. It also prohibits the hedging and, unless a waiver is obtained from our Audit Committee, the pledging of our shares. Since the adoption of our insider trading policy, the Audit Committee has granted two waivers to the policy’s general prohibition on pledging, authorizing our Chief Executive Officer and our President to pledge a small percentage of their total ownership position of our stock as collateral for bank loans. The Audit Committee felt that these waivers were appropriate to allow the individual officers to achieve their financial planning objectives while limiting the amount of stock pledged to a small percentage of their ownership position in our stock.

Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, in 2017, the Board adopted revised stock ownership guidelines for non-employee directors and executives, including our Named Executive Officers. The details of the stock ownership guidelines applicable to our Named Executive Officers are outlined below. For information regarding the stock ownership guidelines applicable to our non-employee directors, please see the section of this Proxy Statement below entitled “Director Stock Ownership Guidelines.” All of our Named Executive Officers own sufficient stock to satisfy these stock ownership guidelines.

Feature	Executives
Structure and Amount	• Chief Executive Officer = 7x annual base salary • Vice Presidents = 3x annual base salary • Other Managers = 2x annual base salary
Years to Meet Requirement	• Five years
Shares that Count Towards Requirement	• Vested and unvested restricted stock • Shares held in 401(k), profit sharing or other savings accounts • Shares purchased on the open market • Shares beneficially owned with immediate family
Penalty for Failing to Meet Requirement	Handled on a case-by-case basis following discussion with Chief Executive Officer or other management officer

EXECUTIVE COMPENSATION DECISIONS SINCE FISCAL YEAR END

2017 Short-Term Cash Incentive Program

The 2017 short-term cash incentive program is structured in a similar manner as the 2016 short-term cash incentive program. In February 2017, the Compensation Committee determined that the metrics for the 2017 short-term cash incentive program should remain the same as those used in the 2016 short-term cash incentive program, except that cash general and administrative expenses (expressed as a per Boe basis) would be added as a quantitative metric rather than a qualitative metric. Further, the weighting of the quantitative metrics will be different for the 2017 short-term cash incentive program than in prior years. Finally, our Compensation Committee established the target annual bonus levels for each of our Named Executive Officers. Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in our Proxy Statement for the 2018 Annual Meeting of Stockholders.

2017 Restricted Stock and Restricted Stock Unit Awards under the LTIP

In February 2017, the Compensation Committee granted restricted stock and RSUs under the LTIP to each of our Named Executive Officers. Similar to the awards granted in 2016, one-half of the awards were Performance RSUs, but unlike the awards granted in 2016, the other one-half were restricted shares of our Class A Common Stock that vest based on time (“Time Restricted Shares”), rather than Time RSUs. Like the Time RSUs we have historically granted, the Time Restricted Shares will vest contingent upon continued employment with us through the third anniversary of the date of grant. The modification of the type of time-based awards granted in 2017 was primarily driven by an effort to maximize tax deductions for the Company with respect to these awards. The Performance RSUs granted in 2017 have a three-year performance period and will vest based on relative total stockholder return. The threshold, target, and maximum payout percentages remain the same as the 2016 Performance RSUs. Threshold performance must be achieved before any payout occurs, and the maximum payout is capped at 200% of the target number of Performance RSUs granted. The Compensation Committee, with input from Meridian, determined to maintain our 2016 peer group (with the exception of one member who was acquired during 2016 and thus replaced by the first replacement member for 2017) for purposes of the relative total stockholder return calculation associated with the Performance RSUs awarded to Named Executed Officers in the first quarter of 2017. Consistent with Item 402 of Regulation S-K, additional information regarding these decisions will be discussed in our Proxy Statement for the 2018 Annual Meeting of Stockholders.

2016 Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to certain of our executive officers during the year ended December 31, 2016. Item 402 of Regulation S-K requires compensation disclosure for our principal executive officer, principal financial officer and the three most highly compensated executive officers other than our principal executive officer and principal financial officer. These five officers are referred to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bryan Sheffield,	2016	$653,078	—	$2,851,604	$745,500	$33,380	$4,283,562
Chief Executive	2015	$628,043	—	$2,750,366	$364,800	$50,003	$3,793,212
Officer and Chairman(4)	2014	$616,087	$666,087	—	—	$78,568	$1,360,742

Ryan Dalton,	2016	$389,606	—	$1,225,299	$441,000	$21,200	$2,077,105
Executive Vice President—Chief Financial Officer(5)	2015	$342,500	—	$1,222,358	$219,450	$21,200	$1,805,508

Matthew Gallagher,	2016	$415,687	—	$1,527,659	$483,000	$21,200	$2,447,546
President and	2015	$375,000	—	$1,527,968	$228,000	$21,200	$2,152,168
Chief Operating Officer(4)	2014	$313,750	$400,000	$594,335	—	$51,340	$1,359,425

Colin Roberts,	2016	$333,956	—	$840,195	$378,000	$21,200	$1,573,351
Executive Vice	2015	$315,000	—	$794,512	$188,100	$21,200	$1,318,812
President—General Counsel(6)	2014	$282,500	$350,000	$583,035	—	$24,239	$1,239,774

Mike Hinson,	2016	$315,798	—	$804,563	$352,800	$18,023	$1,491,184
Senior Vice President—Corporate Development(7)

(1)	For 2016, the amounts in this column represent the aggregate grant date fair value of the Time RSUs and Performance RSUs granted to each of our Named Executive Officers, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the assumptions underlying this calculation please see Note 9 to our consolidated and combined financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See the section of our Compensation Discussion and Analysis above entitled “2016 Restricted Stock Unit Awards under the LTIP” and the “Grants of Plan-Based Awards Table” below for additional information regarding these awards.
(2)	In 2015, the Company implemented a new short-term cash incentive program under the Company’s LTIP. This new bonus program is intended to incentivize our Named Executive Officers to achieve specific goals over the course of the year. As such, amounts earned under this program in 2015 and 2016 are reported in the “Non-Equity Incentive Plan Compensation” column rather than the “Bonus” column.
(3)	Amounts reported in the “All Other Compensation” column include Company contributions to the Named Executive Officers’ 401(k) plan retirement accounts and the value of Messrs. Sheffield, Dalton, and Hinson’s limited non-business use of aircraft owned or leased by us, as shown in the following table.

Name	401(k) Plan Company Matching Contributions (i)	Corporate Aircraft (ii)	Total
Bryan Sheffield	$21,200	$12,180	$33,380
Ryan Dalton	$21,200	$0	$21,200
Matthew Gallagher	$21,200	$0	$21,200
Colin Roberts	$21,200	$0	$21,200
Mike Hinson	$18,023	$0	$18,023

(i)	Amounts included in this column represent the amount of the Company match of 401(k) plan contributions in 2016 for each Named Executive Officer.

(ii)	The amounts in this column represent the aggregate incremental cost to us of Mr. Sheffield’s non-business use of Company-owned aircraft. Consistent with the terms of their time sharing arrangements, Messrs. Dalton and Hinson also used the Company-owned aircraft for non-business purposes during 2016 but they reimbursed us for such use and the value of the reimbursement, calculated pursuant to their time sharing agreement and in accordance with FAA regulations, exceeded the aggregate incremental cost to us for each such flight. Finally, Messrs. Sheffield, Dalton, Gallagher, and Hinson each had limited additional non-business use of Company-owned or leased aircraft by way of their respective spouses accompanying them on business trips when unutilized capacity provided for such accompaniment; however, because such accompaniment resulted in no incremental cost to the Company, no amounts were attributed to the Named Executive Officers for this limited non-business use. These arrangements are further described above in the section of our Compensation Discussion and Analysis entitled “—Other Compensation Elements—Aircraft Usage.” Incremental costs for non-business use of the Company-owned aircraft include fuel, contract crewmembers, crew meals, fixed base operator expenses (including temporary hanger fees, landing and ramp fees, etc.), catering, and ground transportation. In the event a non-business flight is taken while the aircraft owned by the Company is being repaired, the costs reported also include the cost of the aircraft lease for the non-business flight.
(4)	Mr. Gallagher was promoted from Vice President—Chief Operating Officer to President and Chief Operating Officer, effective January 5, 2017. Following this appointment, Mr. Sheffield who previously served as President, Chief Executive Officer and Chairman of the Board, continues to serve as Chief Executive Officer and Chairman of the Board.
(5)	Mr. Dalton was promoted from Vice President—Chief Financial Officer to Executive Vice President—Chief Financial Officer, effective January 5, 2017.
(6)	Mr. Roberts was promoted from Vice President—General Counsel to Executive Vice President—General Counsel, effective January 5, 2017.
(7)	Mr. Hinson was promoted from Vice President—Land to Vice President—Corporate Development, effective July 1, 2016, and to Senior Vice President—Corporate Development, effective January 5, 2017.

Grants of Plan-Based Awards

The table below includes information about awards granted to our Named Executive Officers during 2016 under our LTIP, including awards under the 2016 short-term cash incentive program, Time RSUs and Performance RSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units	Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(# of Shares) (3)	($)(4)
Bryan Sheffield		—	$426,000	$852,000
	02/18/16				33,533	67,065	134,130		$1,731,618
	02/18/16							67,065	$1,119,986
Ryan Dalton		—	$252,000	$504,000
	02/18/16				14,409	28,817	57,634		$744,055
	02/18/16							28,817	$481,244
Matthew Gallagher		—	$276,000	$552,000
	02/18/16				17,964	35,928	71,856		$927,661
	02/18/16							35,928	$599,998
Colin Roberts		—	$216,000	$432,000
	02/18/16				9,880	19,760	39,520		$510,203
	02/18/16							19,760	$329,992
Mike Hinson		—	$201,600	$403,200
	02/18/16				9,461	18,922	37,844		$488,566
	02/18/16							18,922	$315,997

(1)	Amounts in these columns represent the target and maximum estimated payouts for awards granted under our 2016 short-term cash incentive program. The non-equity incentive plan awards are not subject to any threshold amount. The actual value of the bonuses paid to our Named Executive Officers for 2016 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, above.
(2)	Amounts in this column represent the number of Performance RSUs granted in 2016 that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of Performance RSUs that will vest will not be determinable until the close of the three-year vesting period on December 31, 2018 and will depend on our relative total stockholder return performance over that period.
(3)	This column includes the number of Time RSUs granted to our Named Executive Officers during 2016.
(4)	The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC 718. For additional information regarding the assumptions underlying this calculation please see Note 9 to our consolidated and combined financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For additional information regarding the RSUs reported in this table please see the section of our Compensation Discussion and Analysis above entitled “2016 Restricted Stock Unit Awards under the LTIP,” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into employment agreements with each of our Named Executive Officers, the material terms of which are summarized below.

The employment agreement with Bryan Sheffield, our Chairman and Chief Executive Officer, has an initial three-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement provides Mr. Sheffield with an annual base salary of at least $615,000 during the term. Mr. Sheffield is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Mr. Sheffield is also entitled to the complimentary use of aircraft leased or owned by us for business purposes and also for up to 30 hours per calendar year of reasonable personal use within North America. Pursuant to the terms of his employment agreement, Mr. Sheffield is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under Mr. Sheffield’s employment agreement are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Sheffield is also entitled to obtain an annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under his employment agreement.

We also have employment agreements with each of (i) Matthew Gallagher, our President and Chief Operating Officer, (ii) Ryan Dalton, our Executive Vice President—Chief Financial Officer, (iii) Colin Roberts, our Executive Vice President—General Counsel, and (iv) Mike Hinson, our Senior Vice President—Corporate Development. Each agreement has an initial one-year term that will automatically renew for successive one-year periods until terminated in writing by either party at least 60 days prior to a renewal date. The agreement with Mr. Gallagher provides him with an annual base salary of at least $263,000 during the term; the agreement with Mr. Dalton provides him with an annual base salary of at least $253,000 during the term; the agreement with Mr. Roberts provides him with an annual base salary of at least $300,000 during the term; and the agreement with Mr. Hinson provides him with an annual base salary of at least $232,321 during the term. Each executive is also eligible to earn an annual bonus and has the right to participate in all benefits and conditions of employment generally available to our employees of the same level and responsibility. Pursuant to the terms of each employment agreement, each executive is entitled to severance payments in certain limited circumstances. Severance benefits to be provided under the employment agreements with Messrs. Gallagher, Dalton, Roberts and Hinson are described in more detail below in the section titled “Potential Payments Upon Termination or Change in Control.” Messrs. Gallagher, Dalton, Roberts and Hinson are also entitled to obtain a bi-annual physical examination at the Cooper Clinic in Dallas, Texas, at our expense under their employment agreements.

Outstanding Awards at Fiscal Year End

The awards reported below reflect the restricted stock and RSU awards each Named Executive Officer held as of December 31, 2016:

Name	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Bryan Sheffield	134,229	$4,730,230	268,458	$9,460,460
Ryan Dalton	82,599	$2,910,789	117,334	$4,134,850
Matthew Gallagher	98,119	$3,457,714	146,482	$5,162,026
Colin Roberts	63,567	$2,240,101	78,324	$2,760,138
Mike Hinson	60,300	$2,124,972	76,648	$2,701,076

(1)	The awards reported in this column include restricted shares of Class A Common Stock granted to our Named Executive Officers on May 29, 2014 (other than Mr. Sheffield, who did not received an award on that date) and Time RSUs granted to our Named Executive Officers on February 19, 2015 and February 18, 2016. Each award is scheduled to vest as follows:

Name	Type of Award	Vesting Date	Number of Awards to Vest
Bryan Sheffield	Time RSU	02/18/2019	67,065
	Time RSU	02/19/2018	67,164
Ryan Dalton	Time RSU	02/18/2019	28,817
	Time RSU	02/19/2018	29,850
	Restricted Stock	05/29/2018	23,932
Matthew Gallagher	Time RSU	02/18/2019	35,928
	Time RSU	02/19/2018	37,313
	Restricted Stock	05/29/2018	24,878
Colin Roberts	Time RSU	02/18/2019	19,760
	Time RSU	02/19/2018	19,402
	Restricted Stock	05/29/2018	24,405
Mike Hinson	Time RSU	02/18/2019	18,922
	Time RSU	02/19/2018	19,402
	Restricted Stock	05/29/2018	21,976

In each case, vesting is generally contingent upon the continued provision of services by the Named Executive Officers to us from the date of grant through the date of vesting.

(2)	The amounts in this column were calculated by multiplying the number of awards reported by $35.24, the closing price of our stock on the New York Stock Exchange on December 30, 2016.

(3)	The awards reported in this column represent Performance RSUs granted to our Named Executive Officers on February 19, 2015 and February 18, 2016. The number of outstanding Performance RSUs reported reflects the maximum number of Performance RSUs that could be delivered under the awards reported. This estimate is calculated based on our relative total stockholder return ranking for the applicable performance period as of December 31, 2016, and is not necessarily indicative of what the payout percent earned will be at the end of the performance period. Each award is scheduled to vest as described in the table below, subject to the attainment of certain performance criteria as discussed in the section of our Compensation Discussion and Analysis entitled “2016 Restricted Stock Unit Awards under the LTIP” above:

Name	Type of Award	Vesting Date	Maximum Number of Performance RSUs to Vest
Bryan Sheffield	Performance RSU	02/18/2019	134,130
	Performance RSU	02/19/2018	134,328
Ryan Dalton	Performance RSU	02/18/2019	57,634
	Performance RSU	02/19/2018	59,700
Matthew Gallagher	Performance RSU	02/18/2019	71,856
	Performance RSU	02/19/2018	74,626
Colin Roberts	Performance RSU	02/18/2019	39,520
	Performance RSU	02/19/2018	38,804
Mike Hinson	Performance RSU	02/18/2019	37,844
	Performance RSU	02/19/2018	38,804

Option Exercises and Stock Vested

No stock awards held by our Named Executive Officers vested during the fiscal year ended December 31, 2016. We have not granted stock options pursuant to our LTIP since its inception.

Potential Payments Upon Termination or Change in Control

Employment Agreements

As described above in the section entitled “Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards Table,” we have entered into employment agreements with each of our Named Executive Officers. We also amended the employment agreements with each of our Named Executive Officers during 2016. The following summarizes the impact of certain termination events or the occurrence of a “change of control” on each Named Executive Officer’s entitlement to severance and other benefits under these amended employment agreements.

Mr. Sheffield

Pursuant to the terms of his employment agreement, as amended, Mr. Sheffield would be entitled to accrued but unpaid base salary, reimbursements of properly incurred business expenses, and other employee benefits (the “Accrued Obligations”) in the event his employment were terminated upon either our or Mr. Sheffield’s provision of a notice of nonrenewal, by us for “Cause” or by Mr. Sheffield without “Good Reason” (each as defined below), and Mr. Sheffield would forfeit all unvested outstanding equity awards he held as of the date of termination.

Furthermore, in the event we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to (i) the Accrued Obligations, (ii) continued salary payments for 24 months, (iii) a lump sum amount equal to two times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (ii), (iv) if Mr. Sheffield were to elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee, and (v) outplacement services for up to 12 months following the termination date or such time as Mr. Sheffield obtained reasonably comparable employment, whichever is earlier (the benefits described in clauses (i), (iv) and (v), collectively, the “CEO Severance Benefits”). Additionally, upon a termination by us without Cause or a termination by Mr. Sheffield for Good Reason, (x) a pro-rata portion of Mr. Sheffield’s unvested outstanding time-based equity awards would immediately vest and (y) a pro-rata portion of Mr. Sheffield’s unvested outstanding performance-based equity awards would vest at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

In the event Mr. Sheffield was terminated by reason of death or “Disability” (as defined below), he would be entitled to (i) the Accrued Obligations, (ii) continued base salary through the end of the fiscal year in which he was terminated, (iii) a pro-rata portion of the annual bonus based on the actual achievement of applicable performance conditions for the year in which he was terminated, (iv) acceleration in full of all unvested outstanding time-based equity awards held by Mr. Sheffield, and (v) acceleration at target of all unvested outstanding performance-based equity awards held by Mr. Sheffield.

Upon a “Change of Control” (as defined below), so long as Mr. Sheffield was employed on the date that is immediately prior to the occurrence of the Change of Control, all unvested outstanding performance-based equity awards shall immediately vest based on the actual achievement of the applicable performance conditions measured from the first day of the applicable performance period through the date immediately prior to the Change of Control.

Finally, if within 24 months following a Change of Control we were to terminate Mr. Sheffield without Cause, or Mr. Sheffield were to terminate his employment for Good Reason, he would be entitled to the CEO Severance Benefits described above, plus (i) continued salary payments for 36 months, and (ii) a lump sum amount equal to three times the average of the three most recent annual bonuses actually paid in the three-year period preceding the termination date, which amount would be paid on the first regular pay date immediately following the payment of the last installment due to Mr. Sheffield under the foregoing clause (i). Additionally, upon such a termination following a Change of Control, all unvested outstanding time-based equity awards held by Mr. Sheffield would be accelerated in full.

Mr. Sheffield’s employment agreement also contains certain restrictive covenants, which would require Mr. Sheffield to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event he was terminated by us without Cause or terminated his employment for Good Reason), to refrain from competing with us (except with respect to the operation of certain wells specifically referenced in the agreement) or soliciting our employees. Additionally, Mr. Sheffield’s employment agreement requires the execution of a release to receive the severance benefits (other than the Accrued Obligations) described above.

Messrs. Gallagher, Dalton, Roberts and Hinson

Pursuant to the terms of their employment agreements, as amended, Messrs. Gallagher, Dalton, Roberts and Hinson would be entitled to the Accrued Obligations in the event their employment was terminated upon the provision of a notice of nonrenewal (either by us or by the executive), by us for Cause or by the executive without Good Reason, and Messrs. Gallagher, Dalton, Roberts and Hinson would forfeit all unvested outstanding equity awards held as of the date of termination.

Furthermore, in the event we were to terminate Messrs. Gallagher, Dalton, Roberts or Hinson without Cause, or the executive terminated his employment for Good Reason, he would be entitled to (i) the Accrued

Obligations, (ii) a lump-sum cash payment equal to 1.25 times the sum of (A) his base salary and (B) the average of the three most recent annual bonuses actually paid in the three-year period preceding the date of termination (or the period of his employment, if shorter), which amount would be paid on the first business day following the release consideration period (a 60-day period following the date of termination of employment) (the foregoing clauses (A) and (B) together, the “Cash Severance”), (iii) if the executive were to elect to continue coverage under COBRA, then he would be entitled to reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee, and (iv) outplacement services for up to six months following the termination date or such time as the executive obtained reasonably comparable employment, whichever is earlier (the benefits described in clauses (i), (iii) and (iv), collectively, the “VP Severance Benefits”). Additionally, upon a termination by us without Cause or a termination by Messrs. Gallagher, Dalton, Roberts or Hinson for Good Reason, (x) a pro-rata portion of the executive’s unvested outstanding time-based equity awards (other than awards of restricted stock granted to the executive on May 29, 2014) would immediately vest and (y) a pro-rata portion of the executive’s unvested outstanding performance-based equity awards would vest at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

In the event Messrs. Gallagher, Dalton, Roberts or Hinson were terminated by reason of death or Disability, the executive would be entitled to (i) the Accrued Obligations, (ii) continued base salary through the end of the fiscal year in which the executive was terminated, (iii) a pro-rata portion of the annual bonus based on the actual achievement of applicable performance conditions for the year in which the executive was terminated, (iv) acceleration in full of all unvested outstanding time-based equity awards held by the executive, and (v) acceleration at target of all unvested outstanding performance-based equity awards held by the executive.

Upon a Change of Control, so long as the executive was employed on the date that is immediately prior to the occurrence of the Change of Control, all unvested outstanding performance-based equity awards shall immediately vest based on the actual achievement of the applicable performance conditions measured from the first day of the applicable performance period through the date immediately prior to the Change of Control.

Finally, if within 12 months following a Change of Control we were to terminate Messrs. Gallagher, Dalton, Roberts or Hinson without Cause, or Messrs. Gallagher, Dalton, Roberts or Hinson were to terminate their employment for Good Reason, they would be entitled to the VP Severance Benefits described above plus an additional 0.75 times the Cash Severance. Additionally, upon such a termination following a Change of Control, all unvested outstanding time-based equity awards held by the executives upon such a termination would be accelerated in full.

The employment agreements with each of Messrs. Gallagher, Dalton, Roberts and Hinson also contain certain restrictive covenants, which would require the executives to preserve and protect our confidential information and work product and, for a one-year period following his termination of employment (six months in the event he was terminated by us without Cause or terminated his employment for Good Reason), to refrain from competing with us or soliciting our employees. Additionally, the employment agreements with each of Messrs. Gallagher, Dalton, Roberts and Hinson require the execution of a release to receive the severance benefits (other than the Accrued Obligations) described above.

Employment Agreement Defined Terms

As used in the employment agreements, “Cause” generally means: (i) violation of our substance abuse policy; (ii) refusal or inability (other than by reason of death or Disability) to perform the duties assigned to the executive; (iii) acts or omissions evidencing a violation of the executive’s duties of loyalty and good faith, candor, fair and honest dealing, integrity, or full disclosure to us, as well as any acts or omissions which constitute self-dealing; (iv) willful disobedience of lawful orders, policies, regulations, or directives issued to the employee; (v) conviction or commission of a felony, a crime of moral turpitude, or a crime that could reasonably be expected to impair the ability of the executive to perform his duties; (vi) breach of any part of the employment agreement by the executive; (vii) revocation or suspension of any necessary license or certification; (viii) generation of materially incorrect financial, geological, seismic or engineering projections, compilations or reports; or (ix) a false statement by the executive to obtain his position, in each case as determined by the Board in good faith and in its sole and absolute discretion.

As used in the employment agreements, “Good Reason” generally means: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibilities; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, in each case, without the employee’s consent. Mr. Sheffield’s employment agreement provides that a requirement that he begin reporting to a corporate officer or employee rather than directly to our Board of Directors or a material diminution in the budget over which he retains authority will also constitute a “Good Reason.” The executive must provide written notice to us and we must be given an opportunity to resolve the issue prior to terminating his employment for Good Reason.

As used in the employment agreements, “Disability” generally means the executive’s inability to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days.

As used in the employment agreements, “Change of Control” generally means the occurrence of any of the following events:

(i) A “change in the ownership of the company,” which would occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in us that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

(ii) A “change in the effective control of the company,” which would occur on the date that either (A) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of our stock possessing 35% or more of the total voting power of our stock; or (B) a majority of the members of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

(iii) A “change in the ownership of a substantial portion of the company’s assets,” which would occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of our Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

If, at the time the employment agreements were entered into, any person or persons already met one of the ownership thresholds enumerated above, the acquisition of additional shares, assets, or control will not be considered a “Change of Control.” A Change of Control of the entity for whom an employee performs services, of an entity that is a stockholder owning more than 50% of our total fair market value or total voting power (a “majority stockholder”), or of any entity in a chain of entities in which each entity is a majority stockholder of another entity in the chain, ending in us, will also constitute a “Change of Control.”

The foregoing description is not intended to be a comprehensive summary of the employment agreements and is qualified in its entirety by reference to such agreements, which are on file with the SEC. The following table sets forth the payments and benefits that would be received by each named executive officer in the event a termination of employment or a Change of Control of the Company had occurred on December 31, 2016, over and above any payments or benefits he or she otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company.

Executive	Termination of Employment by the Company Without Cause or by Executive for Good Reason ($)	Termination of Employment by Death or Disability ($)	Termination by Company Without Cause or by Executive for Good Reason following Change of Control ($) (1)	Termination of Employment by the Company For Cause, by Notice of Non- Renewal, or by Executive Without Good Reason ($)	Upon a Change of Control ($)
Bryan Sheffield
Cash Payments(2)	$2,570,925	—	$3,856,387	—	—
Accelerated Equity(3)	$6,462,645	$9,460,460	$14,190,690	—	$9,460,460
Reimbursement of COBRA Premiums(4)	$36,516	—	$36,516	—	—
Outplacement Services	$16,000	—	$16,000	—	—
Total	$9,086,086	$9,460,460	$18,099,593	$0	$9,460,460
Ryan Dalton
Cash Payments(2)	$925,188	—	$1,480,300	—
Accelerated Equity(3)	$2,841,981	$4,978,214	$7,045,639	—	$4,134,850
Reimbursement of COBRA Premiums(4)	$36,516	—	$36,516	—
Outplacement Services	$8,000	—	$8,000	—
Total	$3,811,685	$4,978,214	$8,570,455	$0	$4,134,850
Matthew Gallagher
Cash Payments(2)	$1,017,083	—	$1,627,333	—	—
Accelerated Equity(3)	$3,549,658	$6,038,726	$8,619,739	—	$5,162,026
Reimbursement of COBRA Premiums(4)	$36,516	—	$36,516	—	—
Outplacement Services	$8,000	—	$8,000	—	—
Total	$4,611,257	$6,038,726	$10,291,588	$0	$5,162,026
Colin Roberts
Cash Payments(2)	$810,875	—	$1,297,400	—	—
Accelerated Equity(3)	$1,878,718	$3,620,170	$5,000,239	—	$2,760,138
Reimbursement of COBRA Premiums(4)	$36,516	—	$36,516	—	—
Outplacement Services	$8,000	—	$8,000	—	—
Total	$2,734,109	$3,621,170	$6,342,155	$0	$2,760,138
Mike Hinson
Cash Payments(2)	$761,217	—	$1,217,947	—	—
Accelerated Equity(3)	$1,853,094	$3,475,510	$4,826,048	—	$2,701,076
Reimbursement of COBRA Premiums(4)	$36,516	—	$36,516	—	—
Outplacement Services	$8,000	—	$8,000	—	—
Total	$2,658,827	$3,475,510	$6,088,511	$0	$2,701,076

(1)	A termination in connection with a Change of Control must occur within 12 months of the change of control for Messrs. Dalton, Gallagher, Roberts, and Hinson and within 24 months of the change of control for Mr. Sheffield.
(2)	The amounts reported in this row are calculated based upon the executive’s base salary at the time of termination and the value of the average of the three most recent annual bonuses actually paid to the executive in the three-year period preceding termination of employment, multiplied by the applicable multiplier and paid either in lump-sum or as continued base salary, in each case, as described in the narrative above.

(3)	The amounts in this column were calculated by multiplying the number of restricted stock and RSUs that would accelerate under the applicable termination scenario by $35.24, the closing price of our stock on the New York Stock Exchange on December 30, 2016, assuming achievement of the maximum performance level; provided, however, any actual payout received will be determined by the Compensation Committee at the time the executive actually terminates in accordance with the terms of the applicable agreement.
(4)	The COBRA reimbursement amount is based on 2017 premiums, which is assumed for purposes of this table to remain the same for 18 months.

Director Compensation

Bryan Sheffield is a member of our Board of Directors but is employed by us and, as such, receives no additional compensation for his service on our Board of Directors. Chris Carter resigned from the Board of Directors on January 5, 2016. As an employee of Natural Gas Partners (“NGP”), Mr. Carter did not receive any additional compensation for his service on our Board of Directors.

Attracting and retaining qualified non-employee directors is critical to the future value growth and governance of our Company. For the first half of 2016, our non-employee directors received the following compensation on a prorated basis (the “1H 2016 Director Compensation Program”):

•	An annual cash retainer of $50,000;

•	An annual cash retainer of (i) $15,000 for the Audit Committee Chairman; (ii) $15,000 for the Compensation Committee Chairmen; and (iii) $10,000 for the Nominating and Governance Committee Chairman;

•	A per meeting fee of $1,000; and

•	An annual equity grant of restricted stock (or RSUs) equal in value to approximately $150,000 at grant date, vesting in full on the first anniversary of the date of grant.

Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board of Directors or its committees, and (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors.

In June 2016, the Compensation Committee evaluated director compensation in light of the Company’s updated peer group. Based on its review of the director compensation of the Company’s peers, market data supplied by Meridian, and the increased responsibilities of the Company’s Board of Directors in light of the Company’s rapid growth, the Compensation Committee modified the Company’s director compensation program as indicated below, including the adoption of an annual retainer payable to our Lead Director. Our non-employee directors (including our Lead Director, with respect to the lead director retainer) received the following compensation on a prorated basis for the second half of 2016 (together with the 1H 2016 Compensation Program, the “2016 Director Compensation Program”):

•	An annual cash retainer of $75,000;

•	An annual cash retainer of (i) $15,000 for the Audit Committee Chairman; (ii) $15,000 for the Compensation Committee Chairmen; and (iii) $10,000 for the Nominating and Governance Committee Chairman;

•	A per meeting fee of $1,000;

•	An annual equity grant of restricted stock (or RSUs) equal in value to approximately $170,000 at grant date, vesting in full on the first anniversary of the date of grant; and

•	An additional annual cash retainer of $20,000 for the Lead Director.

Each director is also reimbursed for (i) travel and expenses associated with the attendance of meetings and activities of our Board of Directors or its committees, and (ii) travel and expenses related to each director’s participation in general education and orientation programs for directors.

Consistent with our 2016 Director Compensation Program, on July 28, 2016, our Compensation Committee made grants of 6,084 shares of restricted Class A Common Stock to each of our non-employee directors for services provided, and to be provided, until the next Annual Meeting. These awards of restricted stock will vest in full on the first anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP prior to that date.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
A.R. Alameddine	$92,500	$169,987	$262,487
Ron Brokmeyer (3)	$54,000	$169,987	$223,987
William Browning	$82,500	$169,987	$252,487
Dr. Hemang Desai	$67,500	$169,987	$237,487
Randolph Newcomer, Jr. (4).	$46,750	$—	$46,750
David H. Smith	$77,500	$169,987	$247,487
Jerry Windlinger (5)	$—	$—	$—

(1)	The amounts in this column represent annual cash retainers and meeting fees earned and paid with respect to 2016.
(2)	The amounts in this column represent the aggregate grant date fair value of the restricted shares granted during 2016 to each director, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These amounts were calculated based on the closing market price for our shares on the New York Stock Exchange on the date of grant. For additional information regarding the assumptions underlying this calculation please see Note 9 to our consolidated and combined financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Our directors do not hold any stock option awards in our Company. The aggregate number of restricted stock awards held by each director as of December 31, 2016 is as follows: Mr. Alameddine, 12,841; Mr. Brokmeyer, 6,084; Mr. Browning, 6,084; Dr. Desai, 6,084; Mr. Newcomer, 0; Mr. Smith, 12,841; and Mr. Windlinger, 0.
(3)	Mr. Brokmeyer was appointed to the Board of Directors effective March 23, 2016.
(4)	Mr. Newcomer resigned from the Board of Directors effective August 12, 2016. As such, Mr. Newcomer was not granted an award of restricted Class A Common Stock in 2016.
(5)	Mr. Windlinger was appointed to the Board of Directors effective December 21, 2016. As such, Mr. Windlinger did not receive any compensation in 2016 for his service on the Board of Directors.

Director Stock Ownership Guidelines

Upon the recommendation of the Nominating and Governance Committee, in 2017 the Board adopted revised stock ownership guidelines for non-employee directors and executives. The details of our stock ownership guidelines applicable to non-employee directors are outlined below. For information regarding the stock ownership guidelines applicable to our executives, including our Named Executive Officers, please see the section of our Compensation Discussion and Analysis entitled “Stock Ownership Guidelines.” The majority of the Company’s directors own sufficient stock to satisfy our director stock ownership guidelines. Depending on the applicable director’s date of appointment to our Board of Directors, individual directors have three to four years remaining to acquire sufficient stock to satisfy these director stock ownership guidelines.

Feature	Non-Employee Directors
Structure and Amount	7x annual cash retainer
Years to Meet Requirement	Five years
Shares that Count Towards Requirement	• Vested and unvested restricted stock • Shares held in 401(k), profit sharing or other savings accounts • Shares purchased on the open market • Shares beneficially owned with immediate family
Penalty for Failing to Meet Requirement	Handled on a case-by-case basis following discussion with Chairman of the Board

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our Class A Common Stock that may be issued under equity compensation plans as of December 31, 2016:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	2,011,860	$—	9,867,200
Total	2,011,860	$—	9,867,200

(1)	This column reflects all shares subject to Time RSUs and the maximum number of shares subject to Performance RSUs granted under the LTIP outstanding and unvested as of December 31, 2016. Because the number of shares to be issued upon settlement of outstanding Performance RSUs is subject to performance conditions, the number of shares of our Class A Common Stock actually issued may be substantially less than the number reflected in this column. No stock options or warrants have been granted under the LTIP.
(2)	No stock options have been granted under the LTIP, and RSUs reflected in column (a) are not reflected in this column as they do not have an exercise price.
(3)	This column reflects the total number of shares remaining available for issuance under the LTIP.

Our only equity compensation plan is the LTIP. The LTIP was approved by our stockholders prior to our initial public offering but has not been approved by our public stockholders. Please read Note 9 to our consolidated and combined financial statements, entitled “Stock-Based Compensation,” which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for a description of our equity compensation plans. In addition, a detailed description of the terms of the LTIP is available in our registration statement on Form S-1, last filed on May 22, 2014, under the heading “Executive Compensation—2014 Long-Term Incentive Plan.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee. Further, no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	the size of the Board of Directors;

•	qualifications and independence standards for the Board of Directors;

•	director responsibilities;

•	Board leadership;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board of Directors;

•	self-evaluation and succession planning;

•	ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.parsleyenergy.com);

•	stockholder communications with directors; and

•	access to senior management and to independent advisors.

The Corporate Governance Guidelines are posted on the Company’s website at www.parsleyenergy.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.

The Board previously determined that the optimal Board leadership structure for us was served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Sheffield. The Board determined that this leadership structure was optimal for us because it believed that having one leader serving as both the Chairman of the Board and Chief Executive Officer provides decisive, consistent and effective leadership. By meeting in executive sessions on a regular basis, the independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. In February 2017, the Nominating and Governance Committee, in connection with its annual review of the efficacy of the Board’s leadership structure, determined to recommend to the Board that Mr. Alameddine continue as the Board’s independent lead director. The Board adopted the recommendation of the Nominating and Governance Committee at its February 2017 meeting and Mr. Alameddine’s continued service as Lead Director of the Board was approved. As Lead Director, Mr. Alameddine is responsible for preparing an agenda for the meetings of the independent directors in executive session and for providing the independent directors’ guidance and feedback to our management team.

Classified Board Structure

In consultation with the Board, the Nominating and Governance Committee has determined that a classified board structure is appropriate for the Company. A classified board provides for stability, continuity and experience within our Board of Directors. In our industry in particular, long-term focus is critical. The time horizon required for successful exploration, development and production of oil and natural gas resources makes it vital that we have a Board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of the Company’s business and operations. A classified board structure helps to ensure that there will be the continuity and stability of leadership required to navigate a challenging economic environment while resisting the pressure to focus on short-term results at the expense of the Company’s long-term value and success. The future success of the Company depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director, any committee of the Board or our non-management directors as a group, by writing to them c/o General Counsel, Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that each of Messrs. Alameddine, Browning, Brokmeyer, Smith, Windlinger, and Dr. Desai are independent. Randolph Newcomer, Jr., a member of the Board of Directors until August 2016, was determined by the Board of Directors to be independent prior to the Riverbend Acquisition in May 2016, as described under “Transactions with Related Persons—Riverbend Acquisition.”

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (i) Messrs. Browning and Brokmeyer and Dr. Desai are independent as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Alameddine and Brokmeyer and Dr. Desai are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee. Mr. Newcomer was determined by the Board of Directors to be independent under the standards applicable to Audit Committee members prior to the Riverbend Acquisition in May 2016, as described under “Transactions with Related Persons—Riverbend Acquisition.” After the Board of Directors determined that Mr. Newcomer was no longer independent, he resigned from the Audit Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in February 2017. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Browning, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

The Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•	oversees the long-term strategic plans of the Company and assesses risks and efforts to mitigate such risks that would cause the Company to fail to achieve its strategic goals;

•	reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present, for Board review, significant departures from those plans;

•	oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy;

•	monitors the Company’s liquidity profile and its compliance with the financial covenants contained in its borrowing arrangements; and

•	has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. The Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the Annual Meetings, if practicable. All seven of our then-serving directors attended the 2016 Annual Meeting of Stockholders. We anticipate that all of our directors will attend the 2017 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 6, 2017, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 303 Colorado Street, Suite 3000, Austin, Texas 78701.

As of April 6, 2017, 246,486,859 shares of our Class A Common Stock and 28,008,573 shares of our Class B Common Stock were outstanding.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number	% of class	Number	% of class	Number	%
5% Stockholders
Boston Partners(3)	14,377,257	5.8%	—	—	14,377,257	5.2%
The Vanguard Group(4)	12,505,669	5.1%	—	—	12,505,669	4.6%
Directors and Named Executive Officers:
Bryan Sheffield(5)	14,620,493	5.9%	22,518,751	80.4%	37,139,244	13.5%
Matthew Gallagher(6)	628,793	*	1,000,000	3.6%	1,628,793	*
Ryan Dalton	359,957	*	1,076,327	3.8%	1,436,284	*
Colin Roberts	235,726	*	—	—	235,726	*
Mike Hinson	431,069	*	1,537,610	5.5%	1,968,679	*
A.R. Alameddine	92,988	*	—	—	92,988	*
Ronald Brokmeyer	6,084	*	—	—	6,084	*
William Browning	20,731	*	—	—	20,731	*
Dr. Hemang Desai(7)	22,731	*	—	—	22,731	*
David H. Smith	30,861	*	—	—	30,861	*
Jerry Windlinger	2,667	*	—	—	2,667	*
Directors and executive officers as a group (11 persons)	16,452,100	6.7%	26,132,688	93.3%	42,584,788	15.5%

(1)	Subject to the terms of the First Amended and Restated Limited Liability Company Agreement of Parsley LLC (the “Parsley LLC Agreement”), holders of equity interests in Parsley LLC (the “PE Unit Holders”) will have the right to exchange all or a portion of such equity interests (the “PE Units”) (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each PE Unit (and corresponding share of Class B Common Stock) exchanged. See “Transactions with Related Persons—Exchange Right.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a PE Unit Holder of its exchange right. As a result, beneficial ownership of Class B Common Stock and PE Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.
(2)	Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. The PE Unit Holders will hold one share of Class B Common Stock for each PE Unit that they own. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each PE Unit held by such holder. Accordingly, the PE Unit Holders collectively have a number of votes in the Company equal to the number of PE Units that they hold.
(3)

By reason of Rule 13d-3 under the Exchange Act, Boston Partners may be deemed to be a beneficial owner of such Class A Common Stock. To the knowledge of Boston Partners no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such Class A Common Stock which represents more than 5% of the outstanding shares of the Common Stock referred to above. This information is based solely on a Schedule 13G/A filed by Boston Partners with the SEC on February 10, 2017. The address of Boston Partners is One Beacon Street—30th Floor, Boston, MA 02108.
(4)	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 85,682 shares or 0.03% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 114,900 shares or 0.04% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. This information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2017. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Includes (i) 1,711,269 shares of Class A Common Stock and 1,802,178 shares of Class B Common Stock held by Sheffield Energy Management, LLC, over which Mr. Sheffield has voting and dispositive power; and (ii) 5,000,000 shares of Class A Common Stock that are pledged to secure a bank loan.
(6)	Includes 269,199 shares of Class A Common Stock that are pledged to secure a bank loan.
(7)	Includes 2,000 shares of Class A Common Stock held by The Desai Family Living Trust. Dr. Desai has voting and dispositive power over these shares.
*	Less than 1.0%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that the Company’s directors, officers and 10% holders of Common Stock complied with all filing requirements during 2016, with the following exception: our former director Mr. Newcomer had a delinquent Form 4 filing on August 19, 2016 for a transaction that occurred on August 12, 2016.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our Board of Directors adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There have been no Related Party Transactions since January 1, 2016 where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Well Operations

During the year ended December 31, 2016, certain of our directors, officers, 5% stockholders, their immediate family, and entities affiliated or controlled by such parties (“Related Party Working Interest Owners”) owned non-operated working interests in certain of the oil and natural gas properties that we operate. The revenues disbursed to such Related Party Working Interest Owners for the year ended December 31, 2016, totaled $2.5 million.

As a result of this ownership, from time to time, we will be in a net receivable or net payable position with these individuals and entities. We do not consider any net receivables from these parties to be uncollectible.

Spraberry Production Services, LLC

At December 31, 2016, we owned a 42.5% interest in Spraberry Production Services, LLC (“SPS”). We account for this investment using the equity method, and by using the equity method, we are required to account for transactions between the Company and SPS and its subsidiaries as related party transactions. During the year ended December 31, 2016, we incurred charges totaling $4.4 million for services performed by SPS for our well operations and drilling activities.

Lone Star Well Service, LLC

We make purchases of equipment used in our drilling operations from Lone Star Well Service, LLC (“Lone Star”). Lone Star is controlled by SPS. During the year ended December 31, 2016, we incurred charges totaling $6.3 million for services performed by Lone Star for our well operations and drilling activities.

Davis, Gerald & Cremer, P.C.

During the year ended December 31, 2016, we incurred charges totaling approximately $0.5 million for legal services from DGC of which our director David H. Smith is a shareholder.

PCORE Exploration & Production, LLC Acquisition

On November 19, 2015, we entered into a purchase and sale agreement (the “PCORE Purchase Agreement”) to acquire 6,040 gross (5,274 net) acres located in Upton, Reagan, and Glasscock Counties, Texas (the “PCORE Acquisition”), with 227 associated net horizontal drilling locations, for an aggregate purchase price of $148.5 million from PCORE Exploration & Production, LLC (“PCORE”). As of the date the parties entered into the PCORE Purchase Agreement, PCORE was a portfolio company of NGP, which indirectly owned approximately 5.4% of our Class A Common Stock through NGP X US Holdings, L.P. In addition, our former director Chris Carter is a managing partner of NGP. As a result of these relationships, the PCORE Acquisition was approved by the disinterested members of our Board. The PCORE Acquisition closed on January 8, 2016.

Riverbend Acquisition

On May 16, 2016, we acquired from Riverbend Permian L.L.C. (“Riverbend”) 8,800 gross (6,269 net) acres located in Glasscock, Midland and Reagan Counties, Texas, along with net production of approximately 900 Boe/d from existing wells, for total consideration of $177.1 million, after customary purchase price adjustments (the “Riverbend Acquisition”). Randolph J. Newcomer, Jr., a former member of our Board, is the President and Chief Executive Officer of Riverbend. As the transaction involved a related party at the time it was entered into, the Riverbend Acquisition was approved by the disinterested members of our Board.

Exchange Right

In accordance with the terms of the amended Parsley LLC Agreement, the PE Unit Holders generally have the right to exchange their PE Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock (the “Exchange Right”) at an exchange ratio of one share of Class A Common Stock for each PE Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As a PE Unit Holder exchanges its PE Units, our interest in Parsley LLC will be correspondingly increased.

During the year ended December 31, 2016, certain PE Unit Holders exercised their Exchange Right under the Parsley LLC Agreement and elected to exchange an aggregate of 4.1 million PE Units (and a corresponding number of shares of Class B Common Stock) for an aggregate of 4.1 million shares of Class A Common Stock. We exercised our call right under the Parsley LLC Agreement and elected to issue Class A Common Stock to each of the exchanging TRA Holders in satisfaction of their election notices.

Tax Receivable Agreement

In connection with the IPO, we entered into a Tax Receivable Agreement (the “TRA”) with Parsley LLC, and certain holders of PE Units prior to the IPO (each such person, a “TRA Holder”), including certain executive officers. This agreement generally provides for the payment by us to a TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize (or we are deemed to realize in certain circumstances) in periods after the IPO as a result of (i) any tax basis increases resulting from the contribution in connection with the IPO by such TRA Holder of all or a portion of its PE Units to us in exchange for shares of Class A Common Stock, (ii) the tax basis increases resulting from the exchange by such TRA Holder of PE Units for shares of Class A Common Stock pursuant to the Exchange Right (or resulting from an exchange of PE Units for cash pursuant to the cash option) and (iii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the TRA. The term of the TRA commenced on May 29, 2014, and continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the TRA. If we elect to terminate the TRA early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the TRA (based upon certain assumptions and deemed events set forth in the TRA). In addition, payments due under the TRA will be similarly accelerated following certain mergers or other changes of control. As of December 31, 2016, there have been no payments associated with the TRA.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 was completed by KPMG on February 27, 2017.

The Board of Directors is submitting the appointment of KPMG for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of KPMG does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed or expected to be billed by KPMG, the Company’s independent registered public accounting firm, for the last two fiscal years:

	2016	2015
Audit Fees(1)	$1,740,000	$1,504,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,740,000	$1,504,000

(1)	Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the audit of internal control over financial reporting, (iii) the filing of our registration statements for equity securities offerings, (iv) research necessary to comply with generally accepted accounting principles, and (v) other filings with the SEC, including consents, comfort letters, and comment letters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of KPMG’s audit, audit-related, tax and other services. For the year ended December 31, 2016, the Audit Committee pre-approved 100% of the services described above.

The Company expects that representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED

EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2016, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis,” we strive to maintain competitive pay practices within our industry while ensuring that our stockholders receive maximum returns and security for their investment. We accomplish this through linking our executive compensation to several measures of the Company’s short-term and long-term performance. Further, the vast majority of our Named Executive Officers’ compensation (in 2016, 79% for our Chairman and Chief Executive Officer and an average of 74% for our other Named Executive Officers) is at-risk. We have worked extensively and deliberately to develop a thoughtful, fair, and effective compensation program for our Named Executive Officers that helps us to deliver long-term sustainable growth to our stockholders. In an effort to achieve these goals, we have implemented the best practices described in the chart below.

	What we do:		What we don’t do:

✓	Pay for performance and pay for sustained performance over multi-year performance periods	×	No single-trigger change of control vesting for time-based awards

✓	Establish challenging performance metrics	×	No gross-ups for severance or change of control payments

✓	Substantial portion of pay at-risk	×	No guaranteed bonuses

✓	Equity awards subject to extended vesting periods	×	No payment of current dividends on unvested restricted stock units

✓	Policy prohibiting hedging transactions	×	No excessive perquisites

✓	Policy prohibiting pledging transactions subject to limited exceptions with Audit Committee approval

✓	Independent Compensation Consultant

✓	Evaluate officer compensation levels against a peer group of similarly-sized E&P companies

✓	Stock ownership guidelines for non-employee directors and executives

✓	Performance-based awards that vest on change of control vest based on actual performance

Please read the “Compensation Discussion and Analysis” beginning on page 12 for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers during 2016.

Our Compensation Committee and our Board have determined that the Company’s Named Executive Officer compensation is aligned with our business strategy, focuses on long-term value creation for our stockholders and delivers pay relative to our performance, which helps us to attract and retain experienced, talented executives to ensure the Company’s success, and therefore the Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure in this Proxy Statement).

Vote Required

Approval of Proposal THREE requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal THREE will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are not treated as entitled to vote and will have no impact on the outcome of this vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal. This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board value our stockholders’ opinions with respect to our Named Executive Officer compensation program and will take into account the result of this vote when evaluating the compensation programs for our Named Executive Officers in the future.

Recommendation

The Board unanimously recommends that stockholders vote FOR the approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2016 as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL FOUR:

ADOPT AN AMENDMENT TO THE COMPANY’S BYLAWS TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

Our Board of Directors voted unanimously to approve, and our stockholders are being asked to approve, an amendment to the Company’s Bylaws to implement a majority voting standard in uncontested director elections.

Section 2.11 of our Bylaws currently provides that directors to be elected at any meeting of stockholders at which directors are to be elected are elected by a plurality of the votes validly cast in such election. Under this plurality vote standard, the director nominees receiving the highest number of FOR votes validly cast are elected as directors regardless of the number of WITHHOLD votes received.

The proposed amendment to Section 2.11 of our Bylaws provides that, in an uncontested election of directors, a candidate would be elected as a director only if the number of votes cast for the candidate exceed the number of votes cast against the candidate. Abstentions and broker non-votes would not be counted as votes cast and would have no effect on the outcome of the vote. If, however, the Board were to determine that an election of directors was contested (i.e., the number of candidates exceeds the number of directors to be elected), a plurality voting standard would apply and the candidates receiving the greatest number of FOR votes would be elected. If approved, this proposal would establish a majority voting standard for uncontested director elections beginning with the 2018 Annual Meeting of Stockholders.

We believe that the adoption of a majority voting standard in uncontested director elections will give our stockholders a greater voice in determining the composition of our Board. Under this standard, a director nominee will not be elected to the Board when the number of votes cast against the director nominee exceed the number of votes cast for the director nominee. We also believe, however, that a plurality voting standard should continue to apply in contested elections, where the number of director nominees exceeds the number of directors to be elected. If a majority voting standard were used in contested elections, it would be possible for no single director nominee to receive a majority of votes cast, leaving the incumbent director to serve as a holdover director until the earlier of the election and qualification of such director’s successor or such director’s death, resignation, or removal.

The proposed amendment consists of a revision of Section 2.11 of the Bylaws to provide for a majority voting standard in uncontested director elections and to clarify that the plurality voting standard will continue to apply in contested director elections. The text of the new provision is included in Appendix A to this Proxy Statement. The description of the proposed amendment to the Bylaws included above is only a summary of the proposed amendment and is qualified in its entirety by reference to the actual text of the proposed amendment included in Appendix A to this Proxy Statement. If adopted, the proposed amendment of our Bylaws to implement a majority voting standard in uncontested director elections will become effective immediately following the conclusion of this Annual Meeting.

Additionally, in order to address the issue of “holdover” directors who are not re-elected but remain directors because their successor has not been elected or appointed, Section 2.11 of the Bylaws would be amended to implement a director resignation policy. This policy would provide that an incumbent director who is not reelected by a majority vote in an uncontested election must tender a resignation to the Board following the certification of the election results. The Nominating and Governance Committee would consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board would then consider each tendered resignation and act on each, taking into account its fiduciary duties to the Company and its stockholders. Within 90 days following certification of the election results, the Company would publicly disclose the decision of the Board whether to accept or reject each tendered resignation and, if applicable, the Board’s reasons for rejecting a tendered resignation. Pursuant to the provisions of our Bylaws, if a director’s tendered resignation is rejected, such director would continue to serve until a successor is elected, or until such director’s earlier removal or death. If a director’s tendered resignation is accepted, then the Board would have the sole discretion to fill any resulting vacancy or to decrease the number of directors, in each case pursuant to the provisions of and to the extent permitted by our Certificate of Incorporation and Bylaws. Any director who tenders a resignation pursuant to this policy would be required to abstain from participating in the Nominating and Governance Committee’s deliberations and in the decision of the Board as to whether to accept or reject the tendered resignation.

In determining whether to recommend to our stockholders the adoption of a majority voting standard for uncontested director elections, our Board and Nominating and Governance Committee analyzed current corporate governance trends and evaluated the arguments in favor of and against maintaining the existing plurality voting standard in uncontested director elections. Our Board recognizes that many other public companies have amended their governing documents to provide for a majority voting standard rather than a plurality standard in uncontested director elections. Our Board believes that generally requiring directors to be elected by a majority of votes cast both ensures that only director nominees with broad acceptability among our stockholders will be elected and enhances the accountability of each elected director to our stockholders. Accordingly, after careful consideration, our Board has determined to recommend that our stockholders amend our Bylaws to adopt a majority voting standard for uncontested director elections. Our Board of Directors believes, however, that the plurality vote should continue to apply in contested director elections.

Vote Required

Approval of Proposal FOUR requires the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in the election of directors at the Annual Meeting. Votes cast FOR or AGAINST and abstentions with respect to this Proposal FOUR will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes will have no effect on the vote for this Proposal FOUR because broker non-votes are not “entitled to vote” in the election of directors. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation

The Board unanimously recommends that stockholders vote FOR the approval of the amendment to the Bylaws to implement a majority voting standard in uncontested director elections.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mr. Browning qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted as of May 9, 2014, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

Audit Committee of the Board of Directors

William Browning, Chairman

Dr. Hemang Desai, Member

Ronald Brokmeyer, Member

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s 2018 proxy materials must submit such proposal to the Company at its principal executive offices (Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel) no later than December 19, 2017, unless the date of the 2018 Annual Meeting of Stockholders is changed by more than 30 days from June 2, 2018, in which case the proposal must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and mail its 2018 proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2018 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at its principal executive offices (Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel) by the close of business between February 2, 2018, and March 4, 2018. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Bylaws.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate, and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

While the Board of Directors does not have a formal policy on diversity, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, and legal and corporate governance, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee solicits recommendations from existing directors and senior management to be considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating and Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

The Nominating and Governance Committee will consider any director nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2018 if that nomination is submitted in writing by the close of business, between February 2, 2018, and March 4, 2018, to Parsley Energy, Inc., 303 Colorado Street, Suite 3000, Austin, Texas 78701, Attn: General Counsel. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•	the name and address of the nominating stockholder, as they appear on the Company’s books;

•	the nominee’s name and address and other personal information;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•	a completed and signed questionnaire, representation and agreement and written director agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and

•	all other information required to be disclosed pursuant to the Company’s Bylaws and Regulation 14A of the Exchange Act.

Further, the Company may require any proposed director nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge to provide various services relating to the solicitation of proxies, including webhosting, mailing and tabulating votes, for an aggregate fee of approximately $37,500. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Austin, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

A copy of our 2016 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2016 Annual Report on Form 10-K including exhibits. Please send a written request to our General Counsel at:

Parsley Energy, Inc.

303 Colorado Street, Suite 3000

Austin, Texas 78701

Attention: General Counsel

The charters for our Audit, Compensation, and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and our Financial Code of Ethics are in the “Governance” section of our corporate website, which is www.parsleyenergy.com, and are also available in print without charge upon written request to our General Counsel at the address above.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (737) 704-2300.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

DIRECTIONS TO ANNUAL MEETING

The 2017 Annual Meeting of Stockholders will be held at the W Austin Hotel, 200 Lavaca Street, Austin, TX 78701. The W Austin Hotel is located in downtown Austin, Texas.

Appendix A

FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF PARSLEY ENERGY, INC.

This First Amendment to the Amended and Restated Bylaws of Parsley Energy, Inc., a Delaware corporation (the “Company”), is dated as of June 2, 2017 (this “First Amendment”).

Recitals

A.	The Amended and Restated Bylaws of the Company (the “Bylaws”) were previously amended and restated on October 28, 2016 by resolution of the board of directors of the Company (the “Board”).

B.	The Board has recommended to the holders of the outstanding shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of the Company (together, the “Common Stock”) the adoption of, and the holders of at least 66 2/3% shares of Common Stock entitled to vote in the election of directors have approved, the amendment to the Bylaws as set forth below, in accordance with Article EIGHTH of the Certificate of Incorporation of the Company and Article VIII of the Bylaws, effective as of the date of this First Amendment.

Amendment

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.	Article II is hereby amended to delete Section 2.11 in its entirety and replace it with the following:

Section 2.11. Required Vote. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a majority of votes cast by the holders of shares entitled to vote in the election; provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. For purposes of this Section 2.11, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. Unless the director election standard is a plurality, if an incumbent director is not elected by a majority of the votes cast, the incumbent director shall tender his or her resignation to the Board for consideration following the certification of the election results. The Nominating and Governance Committee shall consider the resignation and make a recommendation to the Board on whether to accept or reject the director’s resignation or whether other action should be taken. The Board shall then consider each tendered resignation and act on each, taking into account its fiduciary duties to the Corporation and the stockholders. Within 90 days from the date of the certification of the election results, the Corporation shall publicly disclose the decision of the Board, and, if applicable, the Board’s reason for rejecting a tendered resignation. An incumbent director who tenders his or her resignation for consideration shall not participate in the Nominating and Governance Committee’s recommendation or the Board’s decision, or any deliberations related thereto. If a director’s resignation is accepted by the Board pursuant to this Section 2.11, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the provisions of Section 3.9 or may decrease the size of the Board pursuant to Section 3.2. The election of directors by the stockholders shall be by written ballot if directed by the chairman of the meeting or if the number of nominees exceeds the number of directors to be elected. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the recommendation of the stockholders.

2.	Except as amended by this First Amendment, the Bylaws remain the same and in full force and effect.

PARSLEY ENERGY, INC. 303 COLORADO ST. SUITE 3000 AUSTIN, TX 78701	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of the following director nominees:
			☐	☐	☐
1.	Election of Directors
Nominees
1a	Bryan Sheffield 1b A. R. Alameddine

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.							☐	☐	☐
3.	To approve, on a non-binding advisory basis, the Company’s Named Executive Officer compensation for the fiscal year ended December 31, 2016.							☐	☐	☐
4.	To adopt an amendment to the Company’s Amended and Restated Bylaws to implement a majority voting standard in uncontested director elections.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

PARSLEY ENERGY, INC.

Annual Meeting of Stockholders

June 2, 2017 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bryan Sheffield and Colin Roberts, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this proxy, all of the shares of Class A common stock and Class B common stock of PARSLEY ENERGY, INC. (the “Company”) held of record by the undersigned on the record date, April 6, 2017, at the Annual Meeting of Stockholders of the Company to be held at the W Austin Hotel, 200 Lavaca Street, Austin, Texas 78701, on Friday, June 2, 2017, at 8:00 AM, CDT, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of the director nominees listed in proposal 1 and FOR proposals 2, 3, and 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side